Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of ONEOK, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of ONEOK, Inc. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2016 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
February 28, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to Note U, as to which the date is July 6, 2017

FINANCIAL STATEMENTS

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Years Ended December 31,
	2016	2015	2014
	(Thousands of dollars, except per share amounts)
Revenues
Commodity sales	$6,858,456	$6,098,343	$10,724,981
Services	2,062,478	1,664,863	1,470,110
Total revenues	8,920,934	7,763,206	12,195,091
Cost of sales and fuel (exclusive of items shown separately below)	6,496,124	5,641,052	10,088,548
Operations and maintenance	668,335	605,748	599,143
Depreciation and amortization	391,585	354,620	294,684
Impairment of long-lived assets (Note E)	—	83,673	—
General taxes	88,849	87,583	75,744
Gain on sale of assets	(9,635)	(5,629)	(6,599)
Operating income	1,285,676	996,159	1,143,571
Equity in net earnings from investments (Note N)	139,690	125,300	117,415
Impairment of equity investments (Note N)	—	(180,583)	(76,412)
Allowance for equity funds used during construction	209	2,179	14,937
Other income	6,091	368	5,598
Other expense	(4,059)	(4,760)	(29,073)
Interest expense (net of capitalized interest of $10,591, $36,572 and $54,813, respectively)	(469,651)	(416,787)	(356,163)
Income before income taxes	957,956	521,876	819,873
Income taxes (Note M)	(212,406)	(136,600)	(151,158)
Income from continuing operations	745,550	385,276	668,715
Income (loss) from discontinued operations, net of tax (Note Q)	(2,051)	(6,081)	(5,607)
Net income	743,499	379,195	663,108
Less: Net income attributable to noncontrolling interests	391,460	134,218	349,001
Net income attributable to ONEOK	$352,039	$244,977	$314,107
Amounts attributable to ONEOK:
Income from continuing operations	$354,090	$251,058	$319,714
Income (loss) from discontinued operations	(2,051)	(6,081)	(5,607)
Net income	$352,039	$244,977	$314,107
Basic earnings per share:
Income from continuing operations (Note J)	$1.68	$1.19	$1.53
Income (loss) from discontinued operations	(0.01)	(0.02)	(0.03)
Net income	$1.67	$1.17	$1.50
Diluted earnings per share:
Income from continuing operations (Note J)	$1.67	$1.19	$1.52
Income (loss) from discontinued operations	(0.01)	(0.03)	(0.03)
Net income	$1.66	$1.16	$1.49
Average shares (thousands)
Basic	211,128	210,208	209,391
Diluted	212,383	210,541	210,427
Dividends declared per share of common stock	$2.46	$2.43	$2.125
See accompanying Notes to Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2016	2015	2014
	(Thousands of dollars)
Net income	$743,499	$379,195	$663,108
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on derivatives, net of tax of $5,452, $(6,138) and $10,029, respectively	(30,300)	41,362	(58,307)
Realized (gains) losses on derivatives in net income, net of tax of $230, $8,815 and $(14,098), respectively	(6,977)	(54,709)	41,723
Unrealized holding gains (losses) on available-for-sale securities, net of tax of $0, $648 and $(106), respectively	—	(955)	98
Change in pension and postretirement benefit plan liability, net of tax of $11,128, $(10,278) and $15,781, respectively	(16,693)	15,416	(23,672)
Other comprehensive income (loss) on investments in unconsolidated affiliates, net of tax of $270, $293 and $0, respectively	(1,505)	(1,632)	—
Total other comprehensive income (loss), net of tax	(55,475)	(518)	(40,158)
Comprehensive income	688,024	378,677	622,950
Less: Comprehensive income attributable to noncontrolling interests	363,093	124,589	326,598
Comprehensive income attributable to ONEOK	$324,931	$254,088	$296,352
See accompanying Notes to Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2016	2015
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$248,875	$97,619
Accounts receivable, net	872,430	593,979
Materials and supplies	60,912	76,696
Natural gas and natural gas liquids in storage	140,034	128,084
Commodity imbalances	60,896	38,681
Other current assets	45,986	39,946
Assets of discontinued operations (Note Q)	551	205
Total current assets	1,429,684	975,210

Property, plant and equipment
Property, plant and equipment	15,078,497	14,530,460
Accumulated depreciation and amortization	2,507,094	2,156,471
Net property, plant and equipment (Note E)	12,571,403	12,373,989

Investments and other assets
Investments in unconsolidated affiliates (Note N)	958,807	948,221
Goodwill and intangible assets (Note F)	1,005,359	1,017,258
Other assets	162,998	112,598
Assets of discontinued operations (Note Q)	10,500	18,835
Total investments and other assets	2,137,664	2,096,912
Total assets	$16,138,751	$15,446,111
See accompanying Notes to Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2016	2015
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt (Note G)	$410,650	$110,650
Short-term borrowings (Note G)	1,110,277	546,340
Accounts payable	874,731	615,982
Commodity imbalances	142,646	74,460
Accrued interest	112,514	129,043
Other current liabilities	166,042	132,556
Liabilities of discontinued operations (Note Q)	19,841	29,235
Total current liabilities	2,836,701	1,638,266

Long-term debt, excluding current maturities (Note G)	7,919,996	8,323,582

Deferred credits and other liabilities
Deferred income taxes (Note M)	1,623,822	1,436,715
Other deferred credits	321,846	264,248
Liabilities of discontinued operations (Note Q)	7,471	16,964
Total deferred credits and other liabilities	1,953,139	1,717,927

Commitments and contingencies (Note P)

Equity (Note H)
ONEOK shareholders’ equity:
Common stock, $0.01 par value:
authorized 600,000,000 shares; issued 245,811,180 shares and outstanding 210,681,661 shares at December 31, 2016; issued 245,811,180 shares and outstanding 209,731,028 shares at December 31, 2015	2,458	2,458
Paid-in capital	1,234,314	1,378,444
Accumulated other comprehensive loss (Note I)	(154,350)	(127,242)
Retained earnings	—	—
Treasury stock, at cost: 35,129,519 shares at December 31, 2016 and 36,080,152 shares at December 31, 2015	(893,677)	(917,862)
Total ONEOK shareholders’ equity	188,745	335,798

Noncontrolling interests in consolidated subsidiaries	3,240,170	3,430,538

Total equity	3,428,915	3,766,336
Total liabilities and equity	$16,138,751	$15,446,111
See accompanying Notes to Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2016	2015	2014
	(Thousands of dollars)
Operating activities
Net income	$743,499	$379,195	$663,108
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	391,585	354,620	306,038
Impairment charges	—	264,256	76,412
Equity in net earnings from investments	(139,690)	(125,300)	(117,415)
Distributions received from unconsolidated affiliates	144,673	122,003	117,912
Deferred income taxes	211,638	137,737	156,728
Share-based compensation expense	40,563	16,435	26,226
Pension and postretirement benefit expense, net of contributions	11,643	14,814	18,093
Allowance for equity funds used during construction	(209)	(2,179)	(14,937)
Gain on sale of assets	(9,635)	(5,629)	(6,599)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(285,806)	157,051	381,513
Natural gas and natural gas liquids in storage	(11,950)	6,050	160,860
Accounts payable	287,632	(205,143)	(417,993)
Commodity imbalances, net	45,971	(4,083)	(90,354)
Settlement of exit activities liabilities	(19,906)	(38,536)	(51,757)
Accrued interest	(16,529)	24,166	(4,351)
Risk-management assets and liabilities	(78,136)	(32,370)	59,539
Other assets and liabilities, net	36,271	(56,107)	22,587
Cash provided by operating activities	1,351,614	1,006,980	1,285,610
Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(624,634)	(1,188,312)	(1,779,150)
Cash paid for acquisitions, net of cash received	—	—	(814,934)
Contributions to unconsolidated affiliates	(68,275)	(27,540)	(1,063)
Distributions received from unconsolidated affiliates in excess of cumulative earnings	52,044	33,915	21,107
Proceeds from sale of assets	25,420	3,825	7,817
Other	—	(12,607)	—
Cash used in investing activities	(615,445)	(1,190,719)	(2,566,223)
Financing activities
Dividends paid	(517,601)	(509,197)	(443,817)
Distributions to noncontrolling interests	(549,419)	(535,825)	(447,459)
Borrowing (repayment) of short-term borrowings, net	563,937	(508,956)	490,834
Issuance of ONE Gas debt, net of discounts	—	—	1,199,994
Issuance of long-term debt, net of discounts	1,000,000	1,291,506	—
ONE Gas long-term debt financing costs	—	—	(9,663)
Debt financing costs	(2,770)	(17,515)	—
Repayment of long-term debt	(1,108,040)	(7,753)	(557,679)
Issuance of common stock	21,971	20,669	19,150
Issuance of common units, net of issuance costs	—	375,660	1,113,139
Cash of ONE Gas at separation	—	—	(60,000)
Other	7,130	—	—
Cash provided by (used in) financing activities	(584,792)	108,589	1,304,499
Change in cash and cash equivalents	151,377	(75,150)	23,886
Change in cash and cash equivalents included in discontinued operations	(121)	(43)	3,361
Change in cash and cash equivalents from continuing operations	151,256	(75,193)	27,247
Cash and cash equivalents at beginning of period	97,619	172,812	145,565
Cash and cash equivalents at end of period	$248,875	$97,619	$172,812
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$461,208	$367,835	$340,144
Cash paid (refunds received) for income taxes	$361	$3,324	$(11,881)
See accompanying Notes to Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	ONEOK Shareholders’ Equity
	Common Stock Issued	Common Stock	Paid-in Capital	Accumulated Other Comprehensive Loss
	(Shares)	(Thousands of dollars)
January 1, 2014	245,811,180	$2,458	$1,433,600	$(121,987)
Net income	—	—	—	—
Other comprehensive income (loss)	—	—	—	(17,755)
Common stock issued	—	—	(18,307)	—
Common stock dividends - $2.125 per share (Note H)	—	—	—	—
Issuance of common units of ONEOK Partners (Note O)	—	—	156,143	—
Distribution of ONE Gas to shareholders (Note Q)	—	—	—	3,389
Distributions to noncontrolling interests	—	—	—	—
West Texas LPG noncontrolling interest (Note R)	—	—	—	—
Other	—	—	(29,853)	—
December 31, 2014	245,811,180	2,458	1,541,583	(136,353)
Net income	—	—	—	—
Other comprehensive income (loss) (Note I)	—	—	—	9,111
Common stock issued	—	—	(7,550)	—
Common stock dividends - $2.43 per share (Note H)	—	—	(126,090)	—
Issuance of common units of ONEOK Partners (Note O)	—	—	(34,446)	—
Distributions to noncontrolling interests	—	—	—	—
Other	—	—	4,947	—
December 31, 2015	245,811,180	2,458	1,378,444	(127,242)
Net income	—	—	—	—
Other comprehensive income (loss) (Note I)	—	—	—	(27,108)
Common stock issued	—	—	2,331	—
Common stock dividends - $2.46 per share (Note H)	—	—	(165,562)	—
Distributions to noncontrolling interests	—	—	—	—
Other	—	—	19,101	—
December 31, 2016	245,811,180	$2,458	$1,234,314	$(154,350)
See accompanying Notes to Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Continued)
	ONEOK Shareholders’ Equity
	Retained Earnings	Treasury Stock	Noncontrolling Interest in Consolidated Subsidiaries	Total Equity
	(Thousands of dollars)
January 1, 2014	$2,020,815	$(997,035)	$2,507,329	$4,845,180
Net income	314,107	—	349,001	663,108
Other comprehensive income (loss)	—	—	(22,403)	(40,158)
Common stock issued	—	43,334	—	25,027
Common stock dividends - $2.125 per share (Note H)	(443,817)	—	—	(443,817)
Issuance of common units of ONEOK Partners (Note O)	—	—	864,387	1,020,530
Distribution of ONE Gas to shareholders (Note Q)	(1,752,977)	—	—	(1,749,588)
Distributions to noncontrolling interests	—	—	(447,459)	(447,459)
West Texas LPG noncontrolling interest (Note R)	—	—	162,913	162,913
Other	—	—	—	(29,853)
December 31, 2014	138,128	(953,701)	3,413,768	4,005,883
Net income	244,977	—	134,218	379,195
Other comprehensive income (loss) (Note I)	—	—	(9,629)	(518)
Common stock issued	—	35,839	—	28,289
Common stock dividends - $2.43 per share (Note H)	(383,107)	—	—	(509,197)
Issuance of common units of ONEOK Partners (Note O)	—	—	428,443	393,997
Distributions to noncontrolling interests	—	—	(535,825)	(535,825)
Other	2	—	(437)	4,512
December 31, 2015	—	(917,862)	3,430,538	3,766,336
Net income	352,039	—	391,460	743,499
Other comprehensive income (loss) (Note I)	—	—	(28,367)	(55,475)
Common stock issued	—	24,185	—	26,516
Common stock dividends - $2.46 per share (Note H)	(352,039)	—	—	(517,601)
Distributions to noncontrolling interests	—	—	(549,419)	(549,419)
Other	—	—	(4,042)	15,059
December 31, 2016	$—	$(893,677)	$3,240,170	$3,428,915

ONEOK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations - We are the sole general partner and owned 41.2 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, at December 31, 2016. We are a corporation incorporated under the laws of the state of Oklahoma, and our common stock is listed on the NYSE under the trading symbol “OKE.”

On January 31, 2017, we and ONEOK Partners entered into the Merger Agreement, by and among ONEOK, Merger Sub, ONEOK Partners and ONEOK Partners GP, the general partner of ONEOK Partners, pursuant to which we will acquire all of the outstanding common units representing limited partner interests in ONEOK Partners not already directly or indirectly owned by us. Upon the terms and conditions set forth in the Merger Agreement, Merger Sub will be merged with and into ONEOK Partners, with ONEOK Partners continuing as a wholly owned subsidiary of ours, in a taxable transaction to ONEOK Partners’ unitholders. For additional information on this transaction, see Note B.

ONEOK Partners is a publicly traded master limited partnership involved in the gathering, processing, storage and transportation of natural gas in the United States. In addition, ONEOK Partners owns one of the nation’s premier natural gas liquids systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers.

The Natural Gas Gathering and Processing segment gathers and processes natural gas in the Mid-Continent region, which includes the NGL-rich STACK and SCOOP areas in the Anadarko Basin and the Cana-Woodford Shale, Woodford Shale, Springer Shale, Meramec, Granite Wash and Mississippian Lime formations of Oklahoma and Kansas, and the Hugoton and Central Kansas Uplift Basins in Kansas. ONEOK Partners also gathers and/or processes natural gas in two producing basins in the Rocky Mountain region: the Williston Basin, which spans portions of North Dakota and Montana and includes the oil-producing, NGL-rich Bakken Shale and Three Forks formations; and the Powder River Basin located in Wyoming, which includes the NGL-rich Niobrara Shale and Frontier, Turner and Sussex formations in Wyoming.

The Natural Gas Liquids segment consists of facilities that gather, fractionate and treat NGLs and store NGL products primarily in Oklahoma, Kansas, Texas, New Mexico and the Rocky Mountain region where it provides midstream services to producers of NGLs. The Natural Gas Liquids segment owns or has an ownership interest in FERC-regulated natural gas liquids gathering and distribution pipelines in Oklahoma, Kansas, Texas, New Mexico, Montana, North Dakota, Wyoming and Colorado, and terminal and storage facilities in Missouri, Nebraska, Iowa and Illinois. It also owns FERC-regulated natural gas liquids distribution and refined petroleum products pipelines in Kansas, Missouri, Nebraska, Iowa, Illinois and Indiana that connect its Mid-Continent assets with Midwest markets, including Chicago, Illinois. ONEOK Partners’ Natural Gas Liquids segment owns and operates truck- and rail-loading and -unloading facilities that interconnect with its NGL fractionation and pipeline assets.

The Natural Gas Pipelines segment operates interstate and intrastate natural gas transmission pipelines and natural gas storage facilities. ONEOK Partners’ FERC-regulated interstate natural gas pipeline assets transport natural gas through pipelines in North Dakota, Minnesota, Wisconsin, Illinois, Indiana, Kentucky, Tennessee, Oklahoma, Texas and New Mexico. ONEOK Partners’ intrastate natural gas pipeline assets in Oklahoma transport natural gas throughout the state and have access to the major natural gas producing areas in the Mid-Continent region, which include the emerging STACK and SCOOP areas in the Anadarko Basin and the Cana-Woodford Shale, Woodford Shale, Springer Shale, Meramec, Granite Wash and Mississippian Lime formations. The Roadrunner pipeline transports natural gas from the Permian Basin in West Texas to the Mexican border near El Paso, Texas, and is fully subscribed with 25-year firm demand charge, fee-based agreements. ONEOK Partners owns underground natural gas storage facilities in Oklahoma and Texas that are connected to its intrastate natural gas pipeline assets. ONEOK Partners also has underground natural gas storage facilities in Kansas.

On January 31, 2014, we completed the separation of our former natural gas distribution business into a stand-alone publicly traded company, ONE Gas. In addition, we completed the wind down of our former energy services business on March 31, 2014. Following the separation of the natural gas distribution business and the wind down of our energy services business, our primary source of income and cash flows is generated from our investment in ONEOK Partners. See Note Q for additional discussion of the separation of the natural gas distribution business and the wind down of the energy services business.

For all periods presented, the accompanying consolidated financial statements and notes reflect the results of operations and financial position of our former natural gas distribution and energy services businesses as discontinued operations. Unless indicated otherwise, the information in the Notes to the Consolidated Financial Statements relates to our continuing operations.

Consolidation - Our consolidated financial statements include our accounts and the accounts of our subsidiaries over which we have control or are the primary beneficiary. Management’s judgment is required when:

•	determining whether an entity is a variable interest entity (VIE);

•	determining whether we are the primary beneficiary of a VIE; and

•	identifying events that require reconsideration of whether an entity is a VIE.

As a result of adopting ASU 2015-02 described below, we have concluded that ONEOK Partners is a VIE and that we are the primary beneficiary. Therefore, we continue to consolidate ONEOK Partners. We have recorded noncontrolling interests in consolidated subsidiaries on our Consolidated Balance Sheets to recognize the portion of ONEOK Partners that we do not own. We reflected our ownership interest in ONEOK Partners’ accumulated other comprehensive income (loss) in our consolidated accumulated other comprehensive income (loss). The remaining portion is reflected as an adjustment to noncontrolling interests in consolidated subsidiaries.

ONEOK Partners provides natural gas sales and transportation and storage services to our former natural gas distribution business. Prior to the completion of the energy services wind down, ONEOK Partners provided natural gas sales and transportation and storage services to our former energy services business. While these transactions were eliminated in consolidation in previous periods, they are reflected now as affiliate transactions and not eliminated in consolidation for all periods presented as these transactions have continued with third parties. See Note Q for additional information.

All significant intercompany balances and transactions have been eliminated in consolidation.

Investments in unconsolidated affiliates are accounted for using the equity method if we have the ability to exercise significant influence over operating and financial policies of our investee. Under this method, an investment is carried at its acquisition cost and adjusted each period for contributions made, distributions received and our share of the investee’s comprehensive income. For the investments we account for under the equity method, the premium or excess cost over underlying fair value of net assets is referred to as equity-method goodwill. Impairment of equity investments is recorded when the impairments are other than temporary. These amounts are recorded as investments in unconsolidated affiliates on our accompanying Consolidated Balance Sheets. See Note N for disclosures of our unconsolidated affiliates.

Distributions paid to us from our unconsolidated affiliates are classified as operating activities on our Consolidated Statements of Cash Flows until the cumulative distributions exceed our proportionate share of income from the unconsolidated affiliate since the date of our initial investment. The amount of cumulative distributions paid to us that exceeds our cumulative proportionate share of income in each period represents a return of investment and is classified as an investing activity on our Consolidated Statements of Cash Flows.

Use of Estimates - The preparation of our consolidated financial statements and related disclosures in accordance with GAAP requires us to make estimates and assumptions with respect to values or conditions that cannot be known with certainty that affect the reported amount of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. These estimates and assumptions also affect the reported amounts of revenue and expenses during the reporting period. Items that may be estimated include, but are not limited to, the economic useful life of assets, fair value of assets, liabilities and equity-method investments, obligations under employee benefit plans, provisions for uncollectible accounts receivable, unbilled revenues and cost of goods sold, expenses for services received but for which no invoice has been received, provision for income taxes, including any deferred tax valuation allowances, the results of litigation and various other recorded or disclosed amounts.

We evaluate these estimates on an ongoing basis using historical experience, consultation with experts and other methods we consider reasonable based on the particular circumstances. Nevertheless, actual results may differ significantly from the estimates. Any effects on our financial position or results of operations from revisions to these estimates are recorded in the period when the facts that give rise to the revision become known.

Fair Value Measurements - We define fair value as the price that would be received from the sale of an asset or the transfer of a liability in an orderly transaction between market participants at the measurement date. We use market and income approaches to determine the fair value of our assets and liabilities and consider the markets in which the transactions are executed. We measure the fair value of a group of financial assets and liabilities consistent with how a market participant would price the net risk exposure at the measurement date.

While many of the contracts in our derivative portfolio are executed in liquid markets where price transparency exists, some contracts are executed in markets for which market prices may exist, but the market may be relatively inactive. This results in limited price transparency that requires management’s judgment and assumptions to estimate fair values. For certain transactions, we utilize modeling techniques using NYMEX-settled pricing data and implied forward LIBOR curves. Inputs into our fair value estimates include commodity-exchange prices, over-the-counter quotes, historical correlations of pricing data, data obtained from third-party pricing services and LIBOR and other liquid money-market instrument rates. We validate our valuation inputs with third-party information and settlement prices from other sources, where available.

In addition, as prescribed by the income approach, we compute the fair value of the derivative portfolio by discounting the projected future cash flows from the derivative assets and liabilities to present value using interest-rate yields to calculate present-value discount factors derived from LIBOR, Eurodollar futures and the LIBOR interest-rate swaps market. We also take into consideration the potential impact on market prices of liquidating positions in an orderly manner over a reasonable period of time under current market conditions. We consider current market data in evaluating counterparties’, as well as our own, nonperformance risk, net of collateral, by using specific and sector bond yields and monitoring the credit default swap markets. Although we use our best estimates to determine the fair value of the executed derivative contracts, the ultimate market prices realized could differ from our estimates, and the differences could be material.

The fair value of forward-starting interest-rate swaps are determined using financial models that incorporate the implied forward LIBOR yield curve for the same period as the future interest-rate swap settlements.

Fair Value Hierarchy - At each balance sheet date, we utilize a fair value hierarchy to classify fair value amounts recognized or disclosed in our financial statements based on the observability of inputs used to estimate such fair value. The levels of the hierarchy are described below:

•
Level 1 - fair value measurements are based on unadjusted quoted prices for identical securities in active markets, including NYMEX-settled prices. These balances are comprised predominantly of exchange-traded derivative contracts for natural gas and crude oil.

•
Level 2 - fair value measurements are based on significant observable pricing inputs, such as NYMEX-settled prices for natural gas and crude oil, and financial models that utilize implied forward LIBOR yield curves for interest-rate swaps.

•
Level 3 - fair value measurements are based on inputs that may include one or more unobservable inputs, including internally developed natural gas basis and NGL price curves that incorporate observable and unobservable market data from broker quotes, third-party pricing services, market volatilities derived from the most recent NYMEX close spot prices and forward LIBOR curves, and adjustments for the credit risk of our counterparties. We corroborate the data on which our fair value estimates are based using our market knowledge of recent transactions, analysis of historical correlations and validation with independent broker quotes. These balances categorized as Level 3 are comprised of derivatives for natural gas and NGLs. We do not believe that our Level 3 fair value estimates have a material impact on our results of operations, as the majority of our derivatives are accounted for as hedges for which ineffectiveness has not been material.

Determining the appropriate classification of our fair value measurements within the fair value hierarchy requires management’s judgment regarding the degree to which market data is observable or corroborated by observable market data. We categorize derivatives for which fair value is determined using multiple inputs within a single level, based on the lowest level input that is significant to the fair value measurement in its entirety.

See Note C for discussion of our fair value measurements.

Cash and Cash Equivalents - Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have original maturities of three months or less.

Revenue Recognition - Our reportable segments recognize revenue when services are rendered or product is delivered. The Natural Gas Gathering and Processing segment records revenues when natural gas is gathered or processed through ONEOK Partners’ facilities. The Natural Gas Liquids segment records revenues based upon contracted services and volumes exchanged or stored under service agreements in the period services are provided. A portion of revenues for the Natural Gas Pipelines segment and the Natural Gas Liquids segment are recognized based upon contracted capacity and contracted volumes transported and stored under service agreements in the period services are provided. We disaggregate revenue on the Consolidated Statements of Income as follows:

•
Commodity sales - Commodity sales represent the sale of NGLs, condensate and residue natural gas. ONEOK Partners generally purchases a supplier’s raw natural gas or unfractionated NGLs, which it processes into marketable commodities and condensate, then sells those commodities and condensate to downstream customers. Commodity sales are recognized upon delivery or title transfer to the customer, when revenue recognition criteria are met.

•	Service revenue - Service revenue represents the fees generated from the performance of ONEOK Partners’ services.

ONEOK Partners enters into a variety of contract types that provide commodity sales and service revenue. ONEOK Partners provides services primarily under the following types of contracts:

•
Fee-based - Under fee-based arrangements, ONEOK Partners receives a fee or fees for one or more of the following services: gathering, compression, processing, transmission and storage of natural gas; and gathering, transportation, fractionation and storage of NGLs. The revenue ONEOK Partners earns from these arrangements generally is directly related to the volume of natural gas and NGLs that flow through ONEOK Partners’ systems and facilities, and is not normally directly dependent on commodity prices. However, to the extent a sustained decline in commodity prices results in a decline in volumes, ONEOK Partners’ revenues from these arrangements would be reduced. In addition, many of ONEOK Partners’ arrangements provide for fixed fee, minimum volume or firm demand charges. Fee-based arrangements are reported as service revenue on the Consolidated Statements of Income.

•
Percent-of-proceeds - Under POP arrangements in the Natural Gas Gathering and Processing segment, ONEOK Partners generally purchases the producer’s raw natural gas which it processes into natural gas and natural gas liquids, then sells these commodities and condensate to downstream customers. ONEOK Partners remits sales proceeds to the producer according to the contractual terms and retains its portion. Typically, ONEOK Partners’ POP arrangements also include a fee-based component.

In many cases, the Natural Gas Gathering and Processing segment provides services under contracts that contain a combination of the arrangements described above. When services are provided (in addition to raw natural gas purchased) under POP with fee contracts, ONEOK Partners records such fees as service revenue on the Consolidated Statements of Income. The terms of ONEOK Partners’ contracts vary based on natural gas quality conditions, the competitive environment when the contracts are signed and customer requirements.

Cost of Sales and Fuel - Cost of sales and fuel primarily includes (i) the cost of purchased commodities, including NGLs, natural gas and condensate, (ii) fees incurred for third-party transportation, fractionation and storage of commodities, and (iii) fuel and power costs incurred to operate ONEOK Partners’ facilities that gather, process, transport and store commodities.

Operations and Maintenance - Operations and maintenance primarily includes (i) payroll and benefit costs, (ii) third-party costs for operations, maintenance and integrity management, regulatory compliance and environmental and safety, and (iii) other business related service costs.

Accounts Receivable - Accounts receivable represent valid claims against nonaffiliated customers for products sold or services rendered, net of allowances for doubtful accounts. We assess the creditworthiness of our counterparties on an ongoing basis and require security, including prepayments and other forms of collateral, when appropriate. Outstanding customer receivables are reviewed regularly for possible nonpayment indicators and allowances for doubtful accounts are recorded based upon management’s estimate of collectability at each balance sheet date. At December 31, 2016 and 2015, the allowance for doubtful accounts was not material.

Inventory - The values of current natural gas and NGLs in storage are determined using the lower of weighted-average cost or market method. Noncurrent natural gas and NGLs are classified as property and valued at cost. Materials and supplies are valued at average cost.

Commodity Imbalances - Commodity imbalances represent amounts payable or receivable for NGL exchange contracts and natural gas pipeline imbalances and are valued at market prices. Under the majority of ONEOK Partners’ NGL exchange agreements, it physically receives volumes of unfractionated NGLs, including the risk of loss and legal title to such volumes, from the exchange counterparty. In turn, ONEOK Partners delivers NGL products back to the customer and charges them gathering, fractionation and transportation fees. To the extent that the volumes ONEOK Partners receives under such agreements differ from those it delivers, we record a net exchange receivable or payable position with the counterparties. These net exchange receivables and payables are settled with movements of NGL products rather than with cash. Natural gas pipeline imbalances are settled in cash or in-kind, subject to the terms of the pipelines’ tariffs or by agreement.

Derivatives and Risk Management - We utilize derivatives to reduce our market-risk exposure to commodity price and interest-rate fluctuations and to achieve more predictable cash flows. We record all derivative instruments at fair value, with the exception of normal purchases and normal sales transactions that are expected to result in physical delivery. Commodity price and interest-rate volatility may have a significant impact on the fair value of derivative instruments as of a given date.

The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it. The table below summarizes the various ways in which we account for our derivative instruments and the impact on our consolidated financial statements:

Recognition and Measurement
Accounting Treatment		Balance Sheet		Income Statement
Normal purchases and normal sales	-	Fair value not recorded	-	Change in fair value not recognized in earnings
Mark-to-market	-	Recorded at fair value	-	Change in fair value recognized in earnings
Cash flow hedge	-	Recorded at fair value	-	Ineffective portion of the gain or loss on the derivative instrument is recognized in earnings
	-	Effective portion of the gain or loss on the derivative instrument is reported initially as a component of accumulated other comprehensive income (loss)	-	Effective portion of the gain or loss on the derivative instrument is reclassified out of accumulated other comprehensive income (loss) into earnings when the forecasted transaction affects earnings
Fair value hedge	-	Recorded at fair value	-	The gain or loss on the derivative instrument is recognized in earnings
	-	Change in fair value of the hedged item is recorded as an adjustment to book value	-	Change in fair value of the hedged item is recognized in earnings

To reduce our exposure to fluctuations in natural gas, NGLs and condensate prices, we periodically enter into futures, forward purchases and sales, options or swap transactions in order to hedge anticipated purchases and sales of natural gas, NGLs and condensate. Interest-rate swaps are used from time to time to manage interest-rate risk. Under certain conditions, these derivative instruments are designated as a hedge of exposure to changes in fair values or cash flows. All relationships between hedging instruments and hedged items are formally documented, as well as risk-management objectives and strategies for undertaking various hedge transactions, and methods for assessing and testing correlation and hedge ineffectiveness. The forecasted transaction that has been designated as the hedged item in a cash flow hedge relationship is specifically identified. The effectiveness of hedging relationships are assessed quarterly by performing an effectiveness analysis on the fair value and cash flow hedging relationships to determine whether the hedge relationships are highly effective on a retrospective and prospective basis. Normal purchases and normal sales transactions that are expected to result in physical delivery and, through election, are exempt from derivative accounting treatment are also documented.

The realized revenues and purchase costs of derivative instruments not considered held for trading purposes and derivatives that qualify as normal purchases or normal sales that are expected to result in physical delivery are reported on a gross basis.

Cash flows from futures, forwards and swaps that are accounted for as hedges are included in the same category as the cash flows from the related hedged items in our Consolidated Statements of Cash Flows.

See Notes C and D for more discussion of our fair value measurements and risk-management and hedging activities using derivatives.

Property, Plant and Equipment - Our properties are stated at cost, including AFUDC and capitalized interest. In some cases, the cost of regulated property retired or sold, plus removal costs, less salvage, is charged to accumulated depreciation. Gains and losses from sales or transfers of nonregulated properties or an entire operating unit or system of our regulated properties are recognized in income. Maintenance and repairs are charged directly to expense.

The interest portion of AFUDC and capitalized interest represent the cost of borrowed funds used to finance construction activities for regulated and nonregulated projects, respectively. We capitalize interest costs during the construction or upgrade of qualifying assets. These costs are recorded as a reduction to interest expense. The equity portion of AFUDC represents the capitalization of the estimated average cost of equity used during the construction of major projects and is recorded in the cost of our regulated properties and as a credit to the allowance for equity funds used during construction.

Our properties are depreciated using the straight-line method over their estimated useful lives. Generally, we apply composite depreciation rates to functional groups of property having similar economic circumstances. We periodically conduct depreciation studies to assess the economic lives of our assets. For ONEOK Partners’ regulated assets, these depreciation studies are completed as a part of our rate proceedings or tariff filings, and the changes in economic lives, if applicable, are implemented prospectively when the new rates are billed. For our nonregulated assets, if it is determined that the estimated economic life changes, the changes are made prospectively. Changes in the estimated economic lives of our property, plant and equipment could have a material effect on our financial position or results of operations.

Property, plant and equipment on our Consolidated Balance Sheets includes construction work in process for capital projects that have not yet been placed in service and therefore are not being depreciated. Assets are transferred out of construction work in process when they are substantially complete and ready for their intended use.

See Note E for disclosures of our property, plant and equipment.

Impairment of Goodwill and Long-Lived Assets, Including Intangible Assets - We assess our goodwill for impairment at least annually on July 1, unless events or changes in circumstances indicate an impairment may have occurred before that time. As the commodity-price environment has remained relatively low since 2015, we elected to perform a quantitative assessment, or Step 1 analysis, to test our goodwill for impairment. The assessment included our current commodity price assumptions, expected contractual terms, anticipated operating costs and volume estimates. Our goodwill impairment analysis performed as of July 1, 2016, did not result in an impairment charge nor did our analysis reflect any reporting units at risk. In each reporting unit, the fair value substantially exceeded the carrying value. Subsequent to that date, no event has occurred indicating that the implied fair value of each of our reporting units is less than the carrying value of its net assets.

As part of our impairment test, we may first assess qualitative factors (including macroeconomic conditions, industry and market considerations, cost factors and overall financial performance) to determine whether it is more likely than not that the fair value of each of our reporting units is less than its carrying amount. If further testing is necessary or a quantitative test is elected, we perform a two-step impairment test for goodwill. In the first step, an initial assessment is made by comparing the fair value of a reporting unit with its book value, including goodwill. If the fair value is less than the book value, an impairment is indicated, and we must perform a second test to measure the amount of the impairment. In the second test, we calculate the implied fair value of the goodwill by deducting the fair value of all tangible and intangible net assets of the reporting unit from the fair value determined in step one of the assessment. If the carrying value of the goodwill exceeds the implied fair value of the goodwill, we will record an impairment charge.

To estimate the fair value of our reporting units, we use two generally accepted valuation approaches, an income approach and a market approach, using assumptions consistent with a market participant’s perspective. Under the income approach, we use anticipated cash flows over a period of years plus a terminal value and discount these amounts to their present value using appropriate discount rates. Under the market approach, we apply EBITDA multiples to forecasted EBITDA. The multiples used are consistent with historical asset transactions. The forecasted cash flows are based on average forecasted cash flows for a reporting unit over a period of years.

As part of our indefinite-lived intangible asset impairment test, we first assess qualitative factors similar to those considered in the goodwill impairment test to determine whether it is more likely than not that the indefinite-lived intangible asset was impaired. If further testing is necessary, we compare the estimated fair value of our indefinite-lived intangible asset with its book value. The fair value of our indefinite-lived intangible asset is estimated using the market approach. Under the market approach, we apply multiples to forecasted cash flows of the assets associated with our indefinite-lived intangible asset. The multiples used are consistent with historical asset transactions. After assessing qualitative and quantitative factors, we determined that there were no impairments to our indefinite-lived intangible asset in 2016. There were also no impairment charges resulting from our 2015 and 2014 annual impairment tests.

We assess our long-lived assets, including intangible assets with finite useful lives, for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. An impairment is indicated if the carrying amount of a long-lived asset exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. If an impairment is indicated, we record an impairment loss equal to the difference between the carrying value and the fair value of the long-lived asset.

For the investments we account for under the equity method, the impairment test considers whether the fair value of the equity investment as a whole, not the underlying net assets, has declined and whether that decline is other than temporary. Therefore, we periodically reevaluate the amount at which we carry our equity-method investments to determine whether current events or circumstances warrant adjustments to our carrying values.

See Notes E, F and N for our long-lived assets, goodwill and intangible assets and investments in unconsolidated affiliates disclosures.

Regulation - ONEOK Partners’ intrastate natural gas transmission and natural gas liquids pipelines are subject to the rate regulation and accounting requirements of the OCC, KCC, RRC and various municipalities in Texas. ONEOK Partners’ interstate natural gas and natural gas liquids pipelines are subject to regulation by the FERC. In Kansas and Texas, natural gas storage may be regulated by the state and the FERC for certain types of services. Portions of the Natural Gas Liquids and Natural Gas Pipelines segments follow the accounting and reporting guidance for regulated operations. In our Consolidated Financial Statements and our Notes to Consolidated Financial Statements, regulated operations are defined pursuant to Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 980, Regulated Operations. During the rate-making process for certain of ONEOK Partners’ assets, regulatory authorities set the framework for what ONEOK Partners can charge customers for its services and establish the manner that its costs are accounted for, including allowing ONEOK Partners to defer recognition of certain costs and permitting recovery of the amounts through rates over time, as opposed to expensing such costs as incurred. Certain examples of types of regulatory guidance include costs for fuel and losses, acquisition costs, contributions in aid of construction, charges for depreciation and gains or losses on disposition of assets. This allows ONEOK Partners to stabilize rates over time rather than passing such costs on to the customer for immediate recovery. Actions by regulatory authorities could have an effect on the amount recovered from rate payers. Any difference in the amount recoverable and the amount deferred is recorded as income or expense at the time of the regulatory action. A write-off of regulatory assets and costs not recovered may be required if all or a portion of the regulated operations have rates that are no longer:

•	established by independent, third-party regulators;

•	designed to recover the specific entity’s costs of providing regulated services; and

•	set at levels that will recover our costs when considering the demand and competition for our services.

At December 31, 2016 and 2015, we recorded regulatory assets of approximately $5.5 million and $5.8 million, respectively, which are currently being recovered and are expected to be recovered from ONEOK Partners’ customers. Regulatory assets are being recovered as a result of approved rate proceedings over varying time periods up to 50 years. These assets are reflected in other assets on our Consolidated Balance Sheets.

Pension and Postretirement Employee Benefits - We have a defined benefit retirement plan covering certain full-time employees. We sponsor welfare plans that provide postretirement medical and life insurance benefits to certain employees who retire with at least five years of service. The expense and liability related to these plans is calculated using statistical and other factors that attempt to anticipate future events. These factors include assumptions about the discount rate, expected return on plan assets, rate of future compensation increases, mortality and employment length. In determining the projected benefit obligations and costs, assumptions can change from period to period and may result in material changes in the costs and liabilities we recognize. See Note L for more discussion of pension and postretirement employee benefits.

Income Taxes - Deferred income taxes are provided for the difference between the financial statement and income tax basis of assets and liabilities and carryforward items based on income tax laws and rates existing at the time the temporary differences are expected to reverse. Generally, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date of the rate change. For regulated companies, the effect on deferred tax assets and liabilities of a change in tax rates is recorded as regulatory assets and regulatory liabilities in the period that includes the enactment date, if, as a result of an action by a regulator, it is probable that the effect of the change in tax rates will be recovered from or returned to customers through future rates.

We utilize a more-likely-than-not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position that is taken or expected to be taken in a tax return. We reflect penalties and interest as part of income tax expense as they become applicable for tax provisions that do not meet the more-likely-than-not recognition threshold and measurement attribute. During 2016, 2015 and 2014, our tax positions did not require an establishment of a material reserve.

We utilize the “with-and-without” approach for intra-period tax allocation for purposes of allocating total tax expense (or benefit) for the year among the various financial statement components.

We file numerous consolidated and separate income tax returns with federal tax authorities of the United States along with the tax authorities of several states. There are no United States federal audits or statute waivers at this time. See Note M for additional discussion of income taxes.

Asset Retirement Obligations - Asset retirement obligations represent legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. Certain long-lived assets that comprise ONEOK Partners’ natural gas gathering and processing, natural gas liquids and natural gas pipeline facilities are subject to agreements or regulations that give rise to asset retirement obligations for removal or other disposition costs associated with retiring the assets in place upon the discontinued use of the assets. We recognize the fair value of a liability for an asset-retirement obligation in the period when it is incurred if a reasonable estimate of the fair value can be made. We are not able to estimate reasonably the fair value of the asset retirement obligations for portions of ONEOK Partners’ assets, primarily certain pipeline assets, because the settlement dates are indeterminable given the expected continued use of the assets with proper maintenance. We expect ONEOK Partners’ pipeline assets, for which we are unable to estimate reasonably the fair value of the asset retirement obligation, will continue in operation as long as supply and demand for natural gas and natural gas liquids exists. Based on the widespread use of natural gas for heating and cooking activities for residential users and electric-power generation for commercial users, as well as use of natural gas liquids by the petrochemical industry, we expect supply and demand to exist for the foreseeable future.

For our assets that we are able to make an estimate, the fair value of the liability is added to the carrying amount of the associated asset, and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for an amount other than the carrying amount of the liability, we will recognize a gain or loss on settlement. The depreciation and accretion expense are immaterial to our consolidated financial statements.

In accordance with long-standing regulatory treatment, ONEOK Partners collects, through rates, the estimated costs of removal on certain regulated properties through depreciation expense, with a corresponding credit to accumulated depreciation and amortization. These removal costs collected through rates include legal and nonlegal removal obligations; however, the amounts collected in excess of the asset-removal costs incurred are accounted for as a regulatory liability for financial reporting purposes. Historically, the regulatory authorities that have jurisdiction over our regulated operations have not required us to quantify this amount; rather, these costs are addressed prospectively in depreciation rates and are set in each general rate order. We have made an estimate of our regulatory liability using current rates since the last general rate order in each of our jurisdictions; however, for financial reporting purposes, significant uncertainty exists regarding the ultimate disposition of this regulatory liability, pending, among other issues, clarification of regulatory intent. We continue to monitor regulatory requirements, and the liability may be adjusted as more information is obtained.

Contingencies - Our accounting for contingencies covers a variety of business activities, including contingencies for legal and environmental exposures. We accrue these contingencies when our assessments indicate that it is probable that a liability has been incurred or an asset will not be recovered and an amount can be estimated reasonably. We expense legal fees as incurred and base our legal liability estimates on currently available facts and our estimates of the ultimate outcome or resolution. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of a remediation feasibility study. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. Our expenditures for environmental evaluation, mitigation, remediation and compliance to date have not been significant in relation to our financial position or results of operations, and our expenditures related to environmental matters had no material effect on earnings or cash flows during 2016, 2015 and 2014. Actual results may differ from our estimates resulting in an impact, positive or negative, on earnings. See Note P for additional discussion of contingencies.

Share-Based Payments - We expense the fair value of share-based payments net of estimated forfeitures. We estimate forfeiture rates based on historical forfeitures under our share-based payment plans.

Earnings per Common Share - Basic EPS is calculated based on the daily weighted-average number of shares of common stock outstanding during the period, vested restricted and performance units that have been deferred and share awards deferred under the compensation plan for non-employee directors. Diluted EPS is calculated based on the daily weighted-average number of shares of common stock outstanding during the period plus potentially dilutive components. The dilutive components are calculated based on the dilutive effect for each quarter. For fiscal-year periods, the dilutive components for each quarter are averaged to arrive at the fiscal year-to-date dilutive component.

Recently Issued Accounting Standards Update - Changes to GAAP are established by the FASB in the form of ASUs to the FASB Accounting Standards Codification. We consider the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or clarifications of ASUs listed below. The following tables provide a brief description of recent accounting pronouncements and our analysis of the effects on our financial statements:

Standard	Description	Date of Adoption	Effect on the Financial Statements or Other Significant Matters
Standards that were adopted
ASU 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments”
The standard requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined.
		First quarter 2016	There was no impact, but it could impact us in the future if we complete any acquisitions with subsequent measurement period adjustments.
ASU 2015-07, “Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)”
The standard removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The amendment also removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient.
		First quarter 2016	The impact of adopting this standard was not material.
ASU 2015-05, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement”
The standard clarifies whether a cloud computing arrangement includes a software license. If it does, the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses; if not, the customer should account for the arrangement as a service contract.
		First quarter 2016	The impact of adopting this standard was not material.
ASU 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis”
The standard eliminates the presumption that a general partner should consolidate a limited partnership. It also modifies the evaluation of whether limited partnerships are variable interest entities or voting interest entities and adds requirements that limited partnerships must meet to qualify as voting interest entities.
First quarter 2016
As a result of adopting this standard, we no longer consolidate ONEOK Partners under the presumption that a general partner should consolidate a limited partnership. We concluded, however, that ONEOK Partners is a VIE and ONEOK is the primary beneficiary, and we therefore consolidate ONEOK Partners under the variable interest model of consolidation. There was no financial statement impact due to the change in consolidation methodology. See Note O for additional information.

ASU 2014-15, “Presentation of Financial Statements- Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”
This standard provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern.
		Fourth quarter 2016	The impact of adopting this standard was not material.

Standard	Description	Date of Adoption	Effect on the Financial Statements or Other Significant Matters
Standards that are not yet adopted
ASU 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory”	The standard requires that inventory, excluding inventory measured using last-in, first-out (LIFO) or the retail inventory method, be measured at the lower of cost or net realizable value.	First quarter 2017	We do not expect the adoption of this standard to materially impact us.
ASU 2016-05, “Derivatives and Hedging (Topic 815): Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships”
The standard clarifies that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under Topic 815 does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria continue to be met.
		First quarter 2017	We do not expect the adoption of this standard to materially impact us.
ASU 2016-06, “Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments”
The standard clarifies the requirements for assessing whether a contingent call (put) option that can accelerate the payment of principal on a debt instrument is clearly and closely related to its debt host.
		First quarter 2017	We do not expect the adoption of this standard to materially impact us.
ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”
The standard provides simplified accounting for share-based payment transactions in relation to income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows.
First quarter 2017
As a result of adopting this guidance, we expect to record an adjustment increasing beginning retained earnings and deferred tax assets in the first quarter 2017 of approximately $73 million to recognize previously unrecognized cumulative excess tax benefits related to share-based payments on a modified retrospective basis.  Prospectively, all share-based payment tax effects will be recorded in earnings.  We do not expect the other effects of adopting this standard to materially impact us.

ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”
The standard outlines the principles an entity must apply to measure and recognize revenue for entities that enter into contracts to provide goods or services to their customers. The core principle is that an entity should recognize revenue at an amount that reflects the consideration to which the entity expects to be entitled in exchange for transferring goods or services to a customer. The amendment also requires more extensive disaggregated revenue disclosures in interim and annual financial statements.
First quarter 2018
We are evaluating the impact of this standard on us. Our evaluation process includes a review of our and ONEOK Partners’ contracts and transaction types across all of the business segments. In addition, we are currently evaluating the methods of adoption and analyzing the impact of the standard on our internal controls, accounting policies and financial statements and disclosures.

ASU 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities”
The standard requires all equity investments, other than those accounted for using the equity method of accounting or those that result in consolidation of the investee, to be measured at fair value with changes in fair value recognized in net income, eliminates the available-for-sale classification for equity securities with readily determinable fair values and eliminates the cost method for equity investments without readily determinable fair values.
		First quarter 2018	We are evaluating the impact of this standard on us.
ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments”	The standard clarifies the classification of certain cash receipts and cash payments on the statement of cash flows where diversity in practice has been identified.	First quarter 2018	We are evaluating the impact of this standard on us.
ASU 2016-02, “Leases (Topic 842)”
The standard requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. It also requires qualitative disclosures along with specific quantitative disclosures by lessees and lessors to meet the objective of enabling users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases.
		First quarter 2019	We are evaluating our current leases and the impact of the standard on our internal controls, accounting policies and financial statements and disclosures.

Standard	Description	Date of Adoption	Effect on the Financial Statements or Other Significant Matters
Standards that are not yet adopted (continued)
ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”
The standard requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented net of the allowance for credit losses to reflect the net carrying value at the amount expected to be collected on the financial asset; and the initial allowance for credit losses for purchased financial assets, including available-for-sale debt securities, to be added to the purchase price rather than being reported as a credit loss expense.
		First quarter 2020	We are evaluating the impact of this standard on us.
ASU 2017-04, “Intangibles- Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”
The standard simplifies the subsequent measurement of goodwill by eliminating the requirement to calculate the implied fair value of goodwill under step 2. Instead, an entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The standard does not change step zero or step 1 assessments.
		First quarter 2020	We are evaluating the impact of this standard on us.

B.	ACQUISITION OF ONEOK PARTNERS

On January 31, 2017, we and ONEOK Partners entered into the Merger Agreement in which we will acquire all of ONEOK Partners’ outstanding common units representing limited partner interests in ONEOK Partners not already directly or indirectly owned by us in an all stock-for-unit transaction at a ratio of 0.985 of our common shares per common unit of ONEOK Partners, in a taxable transaction to ONEOK Partners’ common unitholders. Following completion of the Merger Transaction, all of ONEOK Partners’ outstanding common units will be directly or indirectly owned by us and will no longer be publicly traded. All of our and ONEOK Partners’ outstanding debt is expected to remain outstanding. We and ONEOK Partners expect to enter into a cross guarantee agreement whereby each party to the agreement unconditionally guarantees and becomes liable for the indebtedness of each other party to the agreement.

A Special Committee of our Board of Directors, the Conflicts Committee of the Board of Directors of the general partner of ONEOK Partners and the Board of Directors of the general partner of ONEOK Partners each unanimously approved the Merger Agreement. Subject to customary approvals and conditions, the Merger Transaction is expected to close in the second quarter of 2017. The Merger Transaction is subject to the approval of ONEOK Partners’ common unitholders and the approval by our shareholders of the issuance of ONEOK common shares in the Merger Transaction.

The Merger Agreement contains certain termination rights, including the right for either us or ONEOK Partners, as applicable, to terminate the Merger Agreement if the closing of the transactions contemplated by the Merger Agreement has not occurred on or before September 30, 2017. In the event of termination of the Merger Agreement under certain circumstances, we may be required to pay ONEOK Partners a termination fee in the form of a temporary reduction in incentive distributions (up to, in certain instances, $300 million) and, under other certain circumstances, ONEOK Partners may be required to pay us a termination fee of (up to, in certain instances, $300 million in cash).

If the Merger Transaction closes, the expected changes in our ownership interest in ONEOK Partners will be accounted for as an equity transaction pursuant to ASC 810 as we expect to continue to control ONEOK Partners, and no gain or loss will be recognized in our consolidated statements of income resulting from the Merger Transaction. In addition, the tax effects of the Merger Transaction will be reported as adjustments to other assets, deferred income taxes and additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740).

C.	FAIR VALUE MEASUREMENTS

Recurring Fair Value Measurements - The following tables set forth our recurring fair value measurements for the periods indicated:

	December 31, 2016
	Level 1	Level 2	Level 3	Total - Gross	Netting (a)	Total - Net (b)
	(Thousands of dollars)
Derivative assets
Commodity contracts
Financial contracts	$1,147	$—	$4,564	$5,711	$(4,760)	$951
Interest-rate contracts	—	47,457	—	47,457	—	47,457
Total derivative assets	$1,147	$47,457	$4,564	$53,168	$(4,760)	$48,408

Derivative liabilities
Commodity contracts
Financial contracts	$(31,458)	$—	$(24,861)	$(56,319)	$56,319	$—
Physical contracts	—	—	(3,022)	(3,022)	—	(3,022)
Interest-rate contracts	—	(12,795)	—	(12,795)	—	(12,795)
Total derivative liabilities	$(31,458)	$(12,795)	$(27,883)	$(72,136)	$56,319	$(15,817)
(a) - Derivative assets and liabilities are presented in our Consolidated Balance Sheets on a net basis.  We net derivative assets and liabilities when a legally enforceable master-netting arrangement exists between the counterparty to a derivative contract and us. At December 31, 2016, we held no cash and posted $67.7 million of cash with various counterparties, including $51.6 million of cash collateral that is offsetting derivative net liability positions under master-netting arrangements in the table above. The remaining $16.1 million of cash collateral in excess of derivative net liability positions is included in other current assets in our Consolidated Balance Sheets.
(b) - Included in other current assets, other assets or other current liabilities in our Consolidated Balance Sheets.

	December 31, 2015
	Level 1	Level 2	Level 3	Total - Gross	Netting (a)	Total - Net (b)
	(Thousands of dollars)
Derivative assets
Commodity contracts
Financial contracts	$38,921	$—	$7,253	$46,174	$(42,414)	$3,760
Physical contracts	—	—	3,591	3,591	—	3,591
Total derivative assets	$38,921	$—	$10,844	$49,765	$(42,414)	$7,351

Derivative liabilities
Commodity contracts
Financial contracts	$(4,513)	$—	$(3,513)	$(8,026)	$8,026	$—
Interest-rate contracts	—	(9,936)	—	(9,936)	—	(9,936)
Total derivative liabilities	$(4,513)	$(9,936)	$(3,513)	$(17,962)	$8,026	$(9,936)
(a) - Derivative assets and liabilities are presented in our Consolidated Balance Sheets on a net basis. We net derivative assets and liabilities when a legally enforceable master-netting arrangement exists between the counterparty to a derivative contract and us. At December 31, 2015, we held $34.4 million of cash from various counterparties that is offsetting derivative net asset positions in the table above under master-netting arrangements and had no cash collateral posted.
(b) - Included in other current assets or other current liabilities in our Consolidated Balance Sheets.

The following table sets forth the reconciliation of our Level 3 fair value measurements for the periods indicated:

	Years Ended December 31,
Derivative Assets (Liabilities)	2016	2015
	(Thousands of dollars)
Net assets (liabilities) at beginning of period	$7,331	$9,285
Total realized/unrealized gains (losses):
Included in earnings (a)	(320)	216
Included in other comprehensive income (loss)	(30,330)	(2,170)
Net assets (liabilities) at end of period	$(23,319)	$7,331
(a) - Included in commodity sales revenues in our Consolidated Statements of Income.

Realized/unrealized gains (losses) include the realization of derivative contracts through maturity. During the years ended December 31, 2016 and 2015, gains or losses included in earnings attributable to the change in unrealized gains or losses relating to assets and liabilities still held at the end of each reporting period were not material.

We recognize transfers into and out of the levels in the fair value hierarchy as of the end of each reporting period. During the years ended December 31, 2016 and 2015, there were no transfers between levels.

Other Financial Instruments - The approximate fair value of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings is equal to book value, due to the short-term nature of these items. Our cash and cash equivalents are comprised of bank and money market accounts and are classified as Level 1. Our short-term borrowings are classified as Level 2 since the estimated fair value of the short-term borrowings can be determined using information available in the commercial paper market.

The estimated fair value of our consolidated long-term debt, including current maturities, was $8.8 billion and $7.4 billion at December 31, 2016 and 2015, respectively. The book value of long-term debt, including current maturities, was $8.3 billion and $8.4 billion at December 31, 2016 and 2015, respectively. The estimated fair value of the aggregate of ONEOK’s and ONEOK Partners’ long-term debt outstanding was determined using quoted market prices for similar issues with similar terms and maturities. The estimated fair value of our consolidated long-term debt is classified as Level 2.

During 2015 and 2014, ONEOK Partners recorded noncash impairment charges, primarily related to its equity investments in the dry natural gas area of the Powder River Basin. The valuation of these investments required use of significant unobservable inputs. ONEOK Partners used an income approach to estimate the fair value of its investments. ONEOK Partners’ discounted cash flow analysis included the following inputs that are not readily available: a discount rate reflective of its cost of capital and estimated contract rates, volumes, operating and maintenance costs and capital expenditures. The estimated fair value of these investments is classified as Level 3. See Note N for additional information about ONEOK Partners’ equity investments and the impairment charges.

D.	RISK-MANAGEMENT AND HEDGING ACTIVITIES USING DERIVATIVES

Risk-Management Activities - We are sensitive to changes in natural gas, crude oil and NGL prices, principally as a result of contractual terms under which these commodities are processed, purchased and sold. We use physical-forward purchases and sales and financial derivatives to secure a certain price for a portion of our natural gas, condensate and NGL products; to reduce our exposure to commodity price and interest-rate fluctuations; and to achieve more predictable cash flows. We follow established policies and procedures to assess risk and approve, monitor and report risk-management activities. We have not used these instruments for trading purposes. We are also subject to the risk of interest-rate fluctuation in the normal course of business.
Commodity price risk - Commodity price risk refers to the risk of loss in cash flows and future earnings arising from adverse changes in the price of natural gas, NGLs and condensate. We use the following commodity derivative instruments to mitigate the near-term commodity price risk associated with a portion of the forecasted sales of these commodities:

•	Futures contracts - Standardized contracts to purchase or sell natural gas and crude oil for future delivery or settlement under the provisions of exchange regulations;

•
Forward contracts - Nonstandardized commitments between two parties to purchase or sell natural gas, crude oil or NGLs for future physical delivery. These contracts are typically nontransferable and can only be canceled with the consent of both parties;

•
Swaps - Exchange of one or more payments based on the value of one or more commodities. These instruments transfer the financial risk associated with a future change in value between the counterparties of the transaction, without also conveying ownership interest in the asset or liability; and

•
Options - Contractual agreements that give the holder the right, but not the obligation, to buy or sell a fixed quantity of a commodity at a fixed price within a specified period of time. Options may either be standardized and exchange-traded or customized and nonexchange-traded.

We may also use other instruments including collars to mitigate commodity price risk. A collar is a combination of a purchased put option and a sold call option, which places a floor and a ceiling price for commodity sales being hedged.

The Natural Gas Gathering and Processing segment is exposed to commodity price risk as a result of retaining a portion of the commodity sales proceeds associated with its POP with fee contracts. Under certain POP with fee contracts, ONEOK Partners’ fee revenues may increase or decrease if production volumes, delivery pressures or commodity prices change relative to specified thresholds. The Natural Gas Gathering and Processing segment also is exposed to basis risk between the various production and market locations where it receives and sells commodities. As part of our hedging strategy, we use the previously described commodity derivative financial instruments and physical-forward contracts to reduce the impact of price fluctuations related to natural gas, NGLs and condensate.

The Natural Gas Liquids segment is exposed to location price differential risk, primarily as a result of the relative value of NGL purchases at one location and sales at another location. The Natural Gas Liquids segment also is exposed to commodity price risk resulting from the relative values of the various NGL products to each other, NGLs in storage and the relative value of NGLs to natural gas. We utilize physical-forward contracts and commodity derivative financial instruments to reduce the impact of price fluctuations related to NGLs.

The Natural Gas Pipelines segment is exposed to commodity price risk because its intrastate and interstate natural gas pipelines retain natural gas from its customers for operations or as part of its fee for services provided. When the amount of natural gas consumed in operations by these pipelines differs from the amount provided by its customers, these pipelines must buy or sell natural gas, or store or use natural gas from inventory, which can expose them to commodity price risk depending on the regulatory treatment for this activity. To the extent that commodity price risk in the Natural Gas Pipelines segment is not mitigated by fuel cost-recovery mechanisms, we may use physical-forward sales or purchases to reduce the impact of price fluctuations related to natural gas. At December 31, 2016 and 2015, there were no financial derivative instruments with respect to ONEOK Partners’ natural gas pipeline operations.

Interest-rate risk - We manage interest-rate risk through the use of fixed-rate debt, floating-rate debt and interest-rate swaps. Interest-rate swaps are agreements to exchange interest payments at some future point based on specified notional amounts. In January 2016, ONEOK Partners entered into forward-starting interest-rate swaps with notional amounts totaling $1 billion to hedge the variability of its LIBOR-based interest payments, all of which were active swaps as of December 31, 2016. In addition, in June 2016, ONEOK Partners entered into forward-starting interest rate swaps with notional amounts totaling $750 million to hedge the variability of interest payments on a portion of its forecasted debt issuances that may result from changes in the benchmark interest rate before the debt is issued, resulting in total notional amounts of this type of interest-rate swap of $1.2 billion at December 31, 2016, compared with $400 million at December 31, 2015. All of ONEOK Partners’ interest-rate swaps are designated as cash flow hedges. Upon ONEOK Partners’ debt issuance in March 2015, ONEOK Partners settled $500 million of its interest-rate swaps and realized a loss of $55.1 million, which is included in accumulated other comprehensive loss and will be amortized to interest expense over the term of the related debt.

Fair Values of Derivative Instruments - The following table sets forth the fair values of derivative instruments presented on a gross basis for the periods indicated:

		December 31, 2016		December 31, 2015
	Location in our Consolidated Balance Sheets	Assets	(Liabilities)	Assets	(Liabilities)
		(Thousands of dollars)
Derivatives designated as hedging instruments
Commodity contracts
Financial contracts	Other current assets/other current liabilities	$1,155	$(49,938)	$39,255	$(1,440)
	Other assets/deferred credits and other liabilities	210	(2,142)	—	—
Physical contracts	Other current assets/other current liabilities	—	(3,022)	3,591	—
Interest-rate contracts	Other assets/other current liabilities	47,457	(12,795)	—	(9,936)
Total derivatives designated as hedging instruments		48,822	(67,897)	42,846	(11,376)
Derivatives not designated as hedging instruments
Commodity contracts
Financial contracts	Other current assets/other current liabilities	4,346	(4,239)	6,919	(6,586)
Total derivatives not designated as hedging instruments		4,346	(4,239)	6,919	(6,586)
Total derivatives		$53,168	$(72,136)	$49,765	$(17,962)

Notional Quantities for Derivative Instruments - The following table sets forth the notional quantities for derivative instruments held for the periods indicated:

		December 31, 2016		December 31, 2015
	Contract Type	Purchased/ Payor	Sold/ Receiver	Purchased/ Payor	Sold/ Receiver
Derivatives designated as hedging instruments:
Cash flow hedges
Fixed price
-Natural gas (Bcf)	Futures and swaps	—	(38.4)	—	(27.1)
-Natural gas (Bcf)	Put options	49.5	—	—	—
-Crude oil and NGLs (MMBbl)	Futures, forwards and swaps	—	(3.6)	—	(2.3)
Basis
-Natural gas (Bcf)	Futures and swaps	—	(38.4)	—	(27.1)
Interest-rate contracts (Millions of dollars)	Swaps	$2,150.0	$—	$400.0	$—
Derivatives not designated as hedging instruments:
Fixed price
-Natural gas (Bcf)	Futures and swaps	0.4	—	—	—
-NGLs (MMBbl)	Futures, forwards and swaps	0.5	(0.7)	0.6	(0.6)
Basis
-Natural gas (Bcf)	Futures and swaps	0.4	—	—	—

These notional amounts are used to summarize the volume of financial instruments; however, they do not reflect the extent to which the positions offset one another and, consequently, do not reflect our actual exposure to market or credit risk.

Cash Flow Hedges - At December 31, 2016, our Consolidated Balance Sheet reflected a net loss of $154.4 million in accumulated other comprehensive loss. The portion of accumulated other comprehensive loss attributable to commodity derivative financial instruments is an unrealized loss of $16.5 million, net of tax, which will be realized within the next 24 months as the forecasted transactions affect earnings. If commodity prices remain at current levels, we will realize approximately $16.0 million in net losses, net of tax, over the next 12 months and an immaterial amount of net losses thereafter. The amount deferred in accumulated other comprehensive loss attributable to settled interest-rate swaps is a loss of $43.9 million, net of tax, which will be recognized over the life of the long-term, fixed-rate debt. We expect that losses of $6.4 million, net of tax, will be reclassified into earnings during the next 12 months as the hedged items affect earnings. The remaining amounts in accumulated other comprehensive loss are attributable primarily to forward-starting interest-rate swaps with future settlement dates, which will be amortized to interest expense over the life of long-term, fixed-rate debt upon issuance of the debt.

The following table sets forth the unrealized effect of cash flow hedges recognized in other comprehensive income (loss) for the periods indicated:

Derivatives in Cash Flow Hedging Relationships	Years Ended December 31,
	2016	2015	2014
	(Thousands of dollars)
Continuing Operations
Commodity contracts	$(78,513)	$70,065	$32,354
Interest-rate contracts	42,761	(22,565)	(96,993)
Total unrealized gain (loss) recognized in other comprehensive income (loss) on derivatives (effective portion) for continuing operations	$(35,752)	$47,500	$(64,639)

The following table sets forth the effect of cash flow hedges on our Consolidated Statements of Income for the periods indicated:

	Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Net Income (Effective Portion)
Derivatives in Cash Flow Hedging Relationships		Years Ended December 31,
		2016	2015	2014
		(Thousands of dollars)
Continuing Operations
Commodity contracts	Commodity sales revenues	$26,422	$81,089	$(21,052)
Interest-rate contracts	Interest expense	(19,215)	(17,565)	(21,966)
Total gain (loss) reclassified from accumulated other comprehensive loss into net income from continuing operations on derivatives (effective portion)		$7,207	$63,524	$(43,018)

For the year ended December 31, 2014, an unrealized loss of $3.7 million was recognized in other comprehensive income (loss) and a realized loss of $12.8 million was reclassified from accumulated other comprehensive loss into net income related to cash flow hedges for our former energy services business.

Credit Risk - We monitor the creditworthiness of our counterparties and compliance with policies and limits established by our Risk Oversight and Strategy Committee. We maintain credit policies with regard to our counterparties that we believe minimize overall credit risk. These policies include an evaluation of potential counterparties’ financial condition (including credit ratings, bond yields and credit default swap rates), collateral requirements under certain circumstances and the use of standardized master-netting agreements that allow us to net the positive and negative exposures associated with a single counterparty. We have counterparties whose credit is not rated, and for those customers, we use internally developed credit ratings.

From time to time, ONEOK Partners may enter into financial derivative instruments that contain provisions that require it to maintain an investment-grade credit rating from S&P and/or Moody’s. If ONEOK Partners’ credit ratings on its senior unsecured long-term debt were to decline below investment grade, the counterparties to the derivative instruments could request collateralization on derivative instruments in net liability positions. There were no financial derivative instruments with contingent features related to credit risk as of December 31, 2016.

The counterparties to our derivative contracts consist primarily of major energy companies, financial institutions and commercial and industrial end users. This concentration of counterparties may affect our overall exposure to credit risk, either positively or negatively, in that the counterparties may be affected similarly by changes in economic, regulatory or other conditions. Based on our policies, exposures, credit and other reserves, we do not anticipate a material adverse effect on our financial position or results of operations as a result of counterparty nonperformance.

At December 31, 2016, the net credit exposure from our derivative assets is primarily with investment-grade companies in the financial services sector.

E.	PROPERTY, PLANT AND EQUIPMENT

The following table sets forth property, plant and equipment by property type, for the periods indicated:

	Estimated Useful Lives (Years)	December 31, 2016	December 31, 2015
		(Thousands of dollars)
Nonregulated
Gathering pipelines and related equipment	5 to 40	$3,352,963	$2,961,388
Processing and fractionation and related equipment	3 to 40	3,831,966	3,627,062
Storage and related equipment	5 to 54	558,695	510,820
Transmission pipelines and related equipment	5 to 54	689,804	598,375
General plant and other	2 to 60	487,559	448,044
Construction work in process	—	371,628	691,907
Regulated
Storage and related equipment	5 to 25	13,524	22,085
Natural gas transmission pipelines and related equipment	5 to 77	1,345,740	1,325,235
Natural gas liquids transmission pipelines and related equipment	5 to 88	4,309,341	4,208,121
General plant and other	2 to 50	54,643	53,962
Construction work in process	—	62,634	83,461
Property, plant and equipment		15,078,497	14,530,460
Accumulated depreciation and amortization - nonregulated		(1,641,490)	(1,396,647)
Accumulated depreciation and amortization - regulated		(865,604)	(759,824)
Net property, plant and equipment		$12,571,403	$12,373,989

The average depreciation rates for ONEOK Partners’ regulated property are set forth, by segment, in the following table for the periods indicated:

	Years Ended December 31,
	2016	2015	2014
Natural Gas Liquids	1.9%	1.9%	2.0%
Natural Gas Pipelines	2.1%	2.1%	2.1%

We and ONEOK Partners incurred costs for construction work in process that had not been paid at December 31, 2016, 2015 and 2014, of $83.0 million, $115.7 million and $187.2 million, respectively. Such amounts are not included in capital expenditures (less AFUDC and capitalized interest) on the Consolidated Statements of Cash Flows.

Impairment Charges - Due to the continued and greater than expected decline in volumes gathered in the dry natural gas area of the Powder River Basin, we evaluated our long-lived assets and equity investments in this area in 2015 and made the decision to cease operations of our wholly owned coal-bed methane natural gas gathering system in 2016. This resulted in a $63.5 million noncash impairment charge to long-lived assets in 2015 in the Natural Gas Gathering and Processing segment.

In addition, ONEOK Partners recorded noncash impairment charges of approximately $20.2 million for previously idled assets in the Natural Gas Gathering and Processing and Natural Gas Liquids segments in 2015, as the expectation for future use of these assets changed.

F.	GOODWILL AND INTANGIBLE ASSETS

Goodwill - The following table sets forth our goodwill by segment for the periods indicated:

	December 31,	December 31,
	2016	2015
	(Thousands of dollars)
Natural Gas Gathering and Processing	$122,291	$122,291
Natural Gas Liquids	268,544	268,544
Natural Gas Pipelines	134,700	134,700
Total goodwill	$525,535	$525,535

Intangible Assets - The following table sets forth the gross carrying amount and accumulated amortization of intangible assets for the periods indicated:

	December 31,	December 31,
	2016	2015
	(Thousands of dollars)
Gross intangible assets	$581,633	$581,632
Accumulated amortization	(101,809)	(89,909)
Net intangible assets	$479,824	$491,723

At December 31, 2016 and 2015, ONEOK Partners had $324.3 million and $336.2 million, respectively, of intangible assets related primarily to contracts acquired through acquisitions in the Natural Gas Gathering and Processing and Natural Gas Liquids segments, which are being amortized over periods of 20 to 40 years. The remaining intangible asset balance has an indefinite life. Amortization expense for intangible assets for 2016, 2015 and 2014 was $11.9 million, $11.9 million and $11.8 million, respectively, and the aggregate amortization expense for each of the next five years is estimated to be approximately $11.9 million.

G.	DEBT

The following table sets forth our debt for the periods indicated:

	December 31, 2016	December 31, 2015
	(Thousands of dollars)
ONEOK
Borrowings outstanding under the ONEOK Credit Agreement (a)	$—	$—
Senior unsecured obligations:
$700,000 at 4.25% due 2022	547,397	547,397
$500,000 at 7.5% due 2023	500,000	500,000
$100,000 at 6.5% due 2028	87,126	87,516
$100,000 at 6.875% due 2028	100,000	100,000
$400,000 at 6.0% due 2035	400,000	400,000
Total ONEOK senior notes payable	1,634,523	1,634,913
ONEOK Partners
Borrowings outstanding under the ONEOK Partners Credit Agreement at 1.60% as of December 31, 2015 (b)	—	300,000
Commercial paper outstanding, bearing a weighted-average interest rate of 1.27% and 1.23%, respectively	1,110,277	246,340
Senior unsecured obligations:
$650,000 at 3.25% due 2016	—	650,000
$450,000 at 6.15% due 2016	—	450,000
$400,000 at 2.0% due 2017	400,000	400,000
$425,000 at 3.2% due 2018	425,000	425,000
$1,000,000 term loan, variable rate, due 2019	1,000,000	—
$500,000 at 8.625% due 2019	500,000	500,000
$300,000 at 3.8% due 2020	300,000	300,000
$900,000 at 3.375 % due 2022	900,000	900,000
$425,000 at 5.0 % due 2023	425,000	425,000
$500,000 at 4.9 % due 2025	500,000	500,000
$600,000 at 6.65% due 2036	600,000	600,000
$600,000 at 6.85% due 2037	600,000	600,000
$650,000 at 6.125% due 2041	650,000	650,000
$400,000 at 6.2% due 2043	400,000	400,000
Guardian Pipeline
Average 7.88% due 2022	44,257	51,907
Total debt	9,489,057	9,033,160
Unamortized portion of terminated swaps	20,186	21,904
Unamortized debt issuance costs and discounts	(68,320)	(74,492)
Current maturities of long-term debt	(410,650)	(110,650)
Short-term borrowings (c)	(1,110,277)	(546,340)
Long-term debt	$7,919,996	$8,323,582
(a) - ONEOK had $1.1 million of letters of credit issued at December 31, 2016 and 2015.
(b) - ONEOK Partners had $14 million of letters of credit issued at December 31, 2016 and 2015.
(c) - Individual issuances of commercial paper under ONEOK Partners’ $2.4 billion commercial paper program generally mature in 90 days or less. However, these issuances are supported by and reduce the borrowing capacity under the ONEOK Partners Credit Agreement.

ONEOK Credit Agreement - In January 2016, we extended the term of the ONEOK Credit Agreement by one year to January 2020. The ONEOK Credit Agreement is a $300 million revolving credit facility and contains certain financial, operational and legal covenants. Among other things, these covenants include maintaining a ratio of indebtedness to consolidated EBITDA (EBITDA, as defined in our ONEOK Credit Agreement) of no more than 4.0 to 1. Upon breach of certain covenants by us in our ONEOK Credit Agreement, amounts outstanding under our ONEOK Credit Agreement, if any, may become due and payable immediately. At December 31, 2016, ONEOK’s ratio of indebtedness to consolidated EBITDA was 2.2 to 1, and ONEOK was in compliance with all covenants under the ONEOK Credit Agreement.

The ONEOK Credit Agreement includes a $50 million sublimit for the issuance of standby letters of credit and a $50 million sublimit for swingline loans. Under the terms of the ONEOK Credit Agreement, ONEOK may request an increase in the size of the facility to an aggregate of $500 million from $300 million by either commitments from new lenders or increased commitments from existing lenders. The ONEOK Credit Agreement contains provisions for an applicable margin rate and an annual facility fee, both of which adjust with changes in our credit rating. Based on our current credit rating, borrowings, if any, will accrue interest at LIBOR plus 145 basis points, and the annual facility fee is 30 basis points.

ONEOK Partners Credit Agreement - In January 2016, ONEOK Partners extended the term of the ONEOK Partners Credit Agreement by one year to January 2020. The ONEOK Partners Credit Agreement is a $2.4 billion revolving credit facility and includes a $100 million sublimit for the issuance of standby letters of credit and a $150 million swingline sublimit. The ONEOK Partners Credit Agreement is available for general partnership purposes and had available capacity of approximately $1.3 billion at December 31, 2016.

The ONEOK Partners Credit Agreement contains provisions for an applicable margin rate and an annual facility fee, both of which adjust with changes in our credit rating. Under the terms of the ONEOK Partners Credit Agreement, based on ONEOK Partners’ current credit ratings, borrowings, if any, will accrue interest at LIBOR plus 117.5 basis points, and the annual facility fee is 20 basis points. The ONEOK Partners Credit Agreement is guaranteed fully and unconditionally by the Intermediate Partnership. Borrowings under the ONEOK Partners Credit Agreement are nonrecourse to ONEOK. Following the completion of the Merger Transaction described in Note B, we and ONEOK Partners expect to enter into a cross guarantee agreement whereby each party to the agreement unconditionally guarantees and becomes liable for the indebtedness of each other party to the agreement.

The ONEOK Partners Credit Agreement contains certain financial, operational and legal covenants. Among other things, these covenants include maintaining a ratio of indebtedness to adjusted EBITDA (EBITDA, as defined in the ONEOK Partners Credit Agreement, adjusted for all noncash charges and increased for projected EBITDA from certain lender-approved capital expansion projects) of no more than 5.0 to 1. If ONEOK Partners consummates one or more acquisitions in which the aggregate purchase price is $25 million or more, the allowable ratio of indebtedness to adjusted EBITDA will increase to 5.5 to 1 for the quarter in which the acquisition was completed and the two following quarters. If ONEOK Partners were to breach certain covenants in the ONEOK Partners Credit Agreement, amounts outstanding under the ONEOK Partners Credit Agreement, if any, may become due and payable immediately. At December 31, 2016, ONEOK Partners’ ratio of indebtedness to adjusted EBITDA was 4.1 to 1, and it was in compliance with all covenants under the ONEOK Partners Credit Agreement.

Senior Unsecured Obligations - All notes are senior unsecured obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness, and are structurally subordinate to any of the existing and future debt and other liabilities of any nonguarantor subsidiaries.

ONEOK issuance - In August 2015, we completed an underwritten public offering of $500 million, 7.5 percent senior notes due 2023. The net proceeds, after deducting underwriting discounts, commissions and other expenses, were approximately $487.1 million. We used the proceeds together with cash on hand to purchase $650 million of additional common units from ONEOK Partners.

ONEOK repayment - In February 2014, we retired approximately $152.5 million of the 4.25 percent senior notes due 2022 through a tender offer. The total amount paid, including fees and other charges, was approximately $150 million. In March 2014, we repaid our $400 million, 5.2 percent senior notes due in 2015 for a total of $430.1 million, including accrued but unpaid interest to the redemption date. We recorded a loss on extinguishment of $24.8 million related to the debt retirements, which is included in other expense in our Consolidated Statements of Income.

ONEOK Partners issuances and maturities - In January 2016, ONEOK Partners entered into the $1.0 billion senior unsecured Term Loan Agreement with a syndicate of banks. The Term Loan Agreement matures in January 2019 and bears interest at LIBOR plus 130 basis points based on ONEOK Partners’ current credit ratings. At December 31, 2016, the interest rate was 2.04 percent percent. The Term Loan Agreement contains an option, which may be exercised up to two times, to extend the term of the loan, in each case, for an additional one-year term, subject to approval of the banks. The Term Loan Agreement allows prepayment of all or any portion outstanding without penalty or premium. During the first quarter 2016, ONEOK Partners drew the full $1.0 billion available under the agreement and used the proceeds to repay $650 million of senior notes at maturity, to repay amounts outstanding under ONEOK Partners’ commercial paper program and for general partnership purposes.

ONEOK Partners repaid its $450 million, 6.15 percent senior notes at maturity in October 2016, with a combination of cash on hand and short-term borrowings.

In March 2015, ONEOK Partners completed an underwritten public offering of $800 million of senior notes, consisting of $300 million, 3.8 percent senior notes due 2020, and $500 million, 4.9 percent senior notes due 2025. The net proceeds, after deducting underwriting discounts, commissions and offering expenses, were approximately $792.3 million. ONEOK Partners used the proceeds to repay amounts outstanding under its commercial paper program and for general partnership purposes.

ONE Gas issuance - In January 2014, ONE Gas, which at the time was our wholly owned subsidiary, completed a private placement of three series of senior notes aggregating $1.2 billion, consisting of $300 million of five-year senior notes at 2.07 percent; $300 million of 10-year senior notes at 3.61 percent; and $600 million of 30-year senior notes at 4.658 percent. ONE Gas received approximately $1.19 billion from the offering, net of issuance costs. Our obligations related to the ONE Gas Senior Notes terminated in connection with the completion of the separation of ONE Gas.

The aggregate maturities of long-term debt outstanding as of December 31, 2016, for the years 2017 through 2021 are shown below:

	ONEOK	ONEOK Partners	Guardian Pipeline	Total
		(Millions of dollars)
2017	$3.0	$400.0	$7.7	$410.7
2018	$3.0	$425.0	$7.7	$435.7
2019	$3.0	$1,500.0	$7.7	$1,510.7
2020	$3.0	$300.0	$7.7	$310.7
2021	$3.0	$—	$7.7	$10.7

ONEOK covenants - The indentures governing ONEOK’s 6.5 percent and 6.875 percent senior notes due 2028 include an event of default upon acceleration of other indebtedness of $15 million or more, and the indentures governing the senior notes due 2022, 2023 and 2035 include an event of default upon the acceleration of other indebtedness of $100 million or more. Such events of default would entitle the trustee or the holders of 25 percent in aggregate principal amount of the outstanding senior notes due 2022, 2023, 2028 and 2035 to declare those senior notes immediately due and payable in full. The indenture for the notes due 2023 also contains a provision that allows the holders of the notes to require ONEOK to offer to repurchase all or any part of their notes if a change of control and a credit rating downgrade occur at a purchase price of 101 percent of the principal amount, plus accrued and unpaid interest, if any.

ONEOK may redeem the 6.875 percent senior notes due 2028 and the senior notes due 2035, in whole or in part, at any time prior to their maturity at a redemption price equal to the principal amount, plus accrued and unpaid interest and a make-whole premium. ONEOK may redeem the 6.5 percent senior notes due 2028, in whole or in part, at any time prior to their maturity at a redemption price equal to the principal amount, plus accrued and unpaid interest. ONEOK may redeem the remaining balance of its senior notes due 2022 and 2023 at a redemption price equal to the principal amount, plus accrued and unpaid interest, starting three months before the maturity date. Prior to this date, ONEOK may redeem these senior notes on the same basis as the 6.875 percent senior notes due 2028 and the senior notes due 2035. The redemption price will never be less than 100 percent of the principal amount of the respective note plus accrued and unpaid interest to the redemption date. ONEOK’s senior notes are senior unsecured obligations, ranking equally in right of payment with all of ONEOK’s existing and future unsecured senior indebtedness.

ONEOK Partners covenants - ONEOK Partners’ Term Loan Agreement contains substantially the same covenants as the ONEOK Partners Credit Agreement.

ONEOK Partners’ senior notes are governed by an indenture, dated as of September 25, 2006, between ONEOK Partners and Wells Fargo Bank, N.A., the trustee, as supplemented. The indenture does not limit the aggregate principal amount of debt securities that may be issued and provides that debt securities may be issued from time to time in one or more additional series. The indenture contains covenants including, among other provisions, limitations on ONEOK Partners’ ability to place liens on its property or assets and to sell and lease back its property. The indenture includes an event of default upon acceleration of other indebtedness of $100 million or more. Such events of default would entitle the trustee or the holders of 25 percent in aggregate principal amount of any of ONEOK Partners’ outstanding senior notes to declare those notes immediately due and payable in full.

ONEOK Partners may redeem its senior notes due 2019, 2036 and 2037, in whole or in part, at any time prior to their maturity at a redemption price equal to the principal amount, plus accrued and unpaid interest and a make-whole premium. The redemption price will never be less than 100 percent of the principal amount of the respective note plus accrued and unpaid interest to the redemption date. ONEOK Partners may redeem its senior notes due 2017 and its senior notes due 2022 at par starting one month and three months, respectively, before their maturity dates. ONEOK Partners may redeem its senior notes due 2041 at a redemption price equal to the principal amount, plus accrued and unpaid interest, starting six months before its maturity date. Prior to that date, ONEOK Partners may redeem these notes, in whole or in part, at a redemption price equal to the principal amount, plus accrued and unpaid interest and a make-whole premium. ONEOK Partners may redeem its senior notes due 2018, 2020, 2023, 2025, and 2043 at par, plus accrued and unpaid interest to the redemption date, starting one month, one month, three months, three months, and six months, respectively, before their maturity dates. Prior to these dates, ONEOK Partners may redeem these notes, in whole or in part, at a redemption price equal to the principal amount, plus accrued and unpaid interest and a make-whole premium. The redemption price will never be less than 100 percent of the principal amount of the respective note plus accrued and unpaid interest to the redemption date.

ONEOK Partners Debt Guarantee - ONEOK Partners’ senior notes are guaranteed fully and unconditionally on a senior unsecured basis by the Intermediate Partnership. The Intermediate Partnership’s guarantee is full and unconditional, subject to certain customary automatic release provisions. The guarantee ranks equally in right of payment to all of the Intermediate Partnership’s existing and future unsecured senior indebtedness. ONEOK Partners, L.P. has no significant assets or operations other than its investment in the Intermediate Partnership, which is also consolidated. At December 31, 2016, the Intermediate Partnership held the equity of ONEOK Partners’ subsidiaries, as well as a 50 percent interest in Northern Border Pipeline. ONEOK Partners’ long-term debt is nonrecourse to ONEOK.

Neither ONEOK nor ONEOK Partners guarantees the debt or other similar commitments of unaffiliated parties. ONEOK does not guarantee the debt or other similar commitments of ONEOK Partners, and ONEOK Partners does not guarantee the debt or other similar commitments of ONEOK. Following the completion of the Merger Transaction with ONEOK Partners, we and ONEOK Partners expect to enter into a cross guarantee agreement whereby each party to the agreement unconditionally guarantees and becomes liable for the indebtedness of each other party to the agreement.

Guardian Pipeline Senior Notes - These senior notes were issued under a master shelf agreement dated November 8, 2001, with certain financial institutions. Principal payments are due quarterly through 2022. Guardian Pipeline’s senior notes contain financial covenants that require the maintenance of certain financial ratios as defined in the master shelf agreement based on Guardian Pipeline’s financial position and results of operations. Upon any breach of these covenants, all amounts outstanding under the master shelf agreement may become due and payable immediately. At December 31, 2016, Guardian Pipeline was in compliance with its financial covenants.

Other - We amortize premiums, discounts and expenses incurred in connection with the issuance of long-term debt consistent with the terms of the respective debt instrument.

H.	EQUITY

Series A and B Convertible Preferred Stock - There are no shares of Series A or Series B Preferred Stock currently issued or outstanding.

Common Stock - At December 31, 2016, we had approximately 373.2 million shares of authorized and unreserved common stock available for issuance.

Dividends - Dividends paid totaled $517.6 million, $509.2 million and $443.8 million for 2016, 2015 and 2014, respectively. The following table sets forth the quarterly dividends per share declared and paid on our common stock for the periods indicated:

	Years Ended December 31,
	2016	2015	2014
First Quarter	$0.615	$0.605	$0.40
Second Quarter	0.615	0.605	0.56
Third Quarter	0.615	0.605	0.575
Fourth Quarter	0.615	0.615	0.59
Total	$2.46	$2.43	$2.125

Additionally, a quarterly dividend of $0.615 per share was declared in January 2017, payable in the first quarter 2017.

See Note O for a discussion of ONEOK Partners’ issuance of common units and distributions to noncontrolling interests.

I.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table sets forth the balance in accumulated other comprehensive loss for the periods indicated:

	Unrealized Gains (Losses) on Risk-Management Assets/Liabilities (a)	Unrealized Holding Gains (Losses) on Investment Securities (a)	Pension and Postretirement Benefit Plan Obligations (a) (b)	Unrealized Gains (Losses) on Risk- Management Assets/Liabilities of Unconsolidated Affiliates (a)	Accumulated Other Comprehensive Loss (a)
	(Thousands of dollars)
January 1, 2015	$(37,349)	$955	$(99,959)	$—	$(136,353)
Other comprehensive income (loss) before reclassifications	10,444	(955)	5,722	(500)	14,711
Amounts reclassified from accumulated other comprehensive loss	(15,294)	—	9,694	—	(5,600)
Other comprehensive income (loss) attributable to ONEOK	(4,850)	(955)	15,416	(500)	9,111
December 31, 2015	(42,199)	—	(84,543)	(500)	(127,242)
Other comprehensive income (loss) before reclassifications	(9,280)	—	(22,903)	(475)	(32,658)
Amounts reclassified from accumulated other comprehensive loss	(676)	—	6,210	16	5,550
Other comprehensive income (loss) attributable to ONEOK	(9,956)	—	(16,693)	(459)	(27,108)
December 31, 2016	$(52,155)	$—	$(101,236)	$(959)	$(154,350)
(a) All amounts are presented net of tax.
(b) Includes amounts related to supplemental executive retirement plan.

The following table sets forth the effect of reclassifications from accumulated other comprehensive loss on our Consolidated Statements of Income for the periods indicated:

Details about Accumulated Other Comprehensive Loss Components	Years Ended December 31,			Affected Line Item in the Consolidated Statements of Income
	2016	2015	2014
	(Thousands of dollars)
Unrealized gains (losses) on risk-management assets/liabilities
Commodity contracts	$26,422	$81,089	$(21,052)	Commodity sales revenues
Interest-rate contracts	(19,215)	(17,565)	(21,966)	Interest expense
	7,207	63,524	(43,018)	Income before income taxes
	(230)	(8,815)	8,977	Income tax expense
	6,977	54,709	(34,041)	Income from continuing operations
	—	—	(7,682)	Income (loss) from discontinued operations
	6,977	54,709	(41,723)	Net income
Noncontrolling interest	6,301	39,415	(19,679)	Less: Net income attributable to noncontrolling interest
	$676	$15,294	$(22,044)	Net income attributable to ONEOK

Pension and postretirement benefit plan obligations (a)
Amortization of net loss	$(12,012)	$(17,724)	$(15,914)
Amortization of unrecognized prior service cost	1,662	1,568	1,469
	(10,350)	(16,156)	(14,445)	Income before income taxes
	4,140	6,462	5,778	Income tax expense
	(6,210)	(9,694)	(8,667)	Income from continuing operations
	—	—	(1,648)	Income (loss) from discontinued operations
	$(6,210)	$(9,694)	$(10,315)	Net income attributable to ONEOK

Unrealized Gains (Losses) on Risk-Management Assets/Liabilities of Unconsolidated Affiliates
	$(63)	$—	$—	Equity in net earnings from investments
	10	—	—	Income tax expense
	(53)	—	—	Net income
Noncontrolling interest	(37)	—	—	Less: Net income attributable to noncontrolling interests
	$(16)	$—	$—	Net income attributable to ONEOK

Total reclassifications for the period attributable to ONEOK	$(5,550)	$5,600	$(32,359)	Net income attributable to ONEOK
(a) These components of accumulated other comprehensive loss are included in the computation of net periodic benefit cost. See Note L for additional detail of our net periodic benefit cost.

J.	EARNINGS PER SHARE

The following tables set forth the computation of basic and diluted EPS from continuing operations for the periods indicated:

	Year Ended December 31, 2016
	Income	Shares	Per Share Amount
	(Thousands, except per share amounts)
Basic EPS from continuing operations
Income from continuing operations attributable to ONEOK available for common stock	$354,090	211,128	$1.68
Diluted EPS from continuing operations
Effect of dilutive securities	—	1,255
Income from continuing operations attributable to ONEOK available for common stock and common stock equivalents	$354,090	212,383	$1.67

	Year Ended December 31, 2015
	Income	Shares	Per Share Amount
	(Thousands, except per share amounts)
Basic EPS from continuing operations
Income from continuing operations attributable to ONEOK available for common stock	$251,058	210,208	$1.19
Diluted EPS from continuing operations
Effect of dilutive securities	—	333
Income from continuing operations attributable to ONEOK available for common stock and common stock equivalents	$251,058	210,541	$1.19

	Year Ended December 31, 2014
	Income	Shares	Per Share Amount
	(Thousands, except per share amounts)
Basic EPS from continuing operations
Income from continuing operations attributable to ONEOK available for common stock	$319,714	209,391	$1.53
Diluted EPS from continuing operations
Effect of dilutive securities	—	1,036
Income from continuing operations attributable to ONEOK available for common stock and common stock equivalents	$319,714	210,427	$1.52

K.	SHARE-BASED PAYMENTS

The ONEOK, Inc. Equity Compensation Plan (ECP) and the ONEOK, Inc. Long-Term Incentive Plan (LTIP) provide for the granting of stock-based compensation, including incentive stock options, nonstatutory stock options, stock bonus awards, restricted stock awards, restricted stock-unit awards, performance stock awards and performance-unit awards to eligible employees and the granting of stock awards to nonemployee directors. We have reserved 10.0 million and 15.6 million shares of common stock for issuance under the ECP and LTIP, respectively. At December 31, 2016, we had approximately 2.4 million and 0.2 million shares available for issuance under the ECP and LTIP, respectively, which reflect shares issued and estimated shares expected to be issued upon vesting of outstanding awards granted under these plans, less forfeitures. These plans allow for the deferral of awards granted in stock or cash, in accordance with Internal Revenue Code section 409A requirements.

Restricted Stock Units - We have granted restricted stock units to key employees that vest over a three-year period and entitle the grantee to receive shares of our common stock. Restricted stock unit awards are measured at fair value as if they were vested and issued on the grant date, reduced by expected dividend payments and adjusted for estimated forfeitures. Restricted stock unit awards granted accrue dividend equivalents in the form of additional restricted stock units prior to vesting. Compensation expense is recognized on a straight-line basis over the vesting period of the award.

Performance-Unit Awards - We have granted performance-unit awards to key employees. The shares of our common stock underlying the performance units vest at the expiration of a period determined by the Executive Compensation Committee if certain performance criteria are met by the company. Outstanding performance units vest at the expiration of a three-year period. Upon vesting, a holder of outstanding performance units is entitled to receive a number of shares of our common stock equal to a percentage (0 percent to 200 percent) of the performance units granted, based on our total shareholder return over the vesting period, compared with the total shareholder return of a peer group of other energy companies over the same period. Compensation expense is recognized on a straight-line basis over the period of the award.

If paid, the outstanding performance unit awards entitle the grantee to receive the grant in shares of our common stock. Our outstanding performance unit awards are equity awards with a market-based condition, which results in the compensation cost for these awards being recognized over the requisite service period, provided that the requisite service period is fulfilled, regardless of when, if ever, the market condition is satisfied. The fair value of these performance units was estimated on the grant date based on a Monte Carlo model. Performance stock unit awards granted accrue dividend equivalents in the form of additional performance units prior to vesting. The compensation expense on these awards only will be adjusted for changes in forfeitures.

Stock Compensation Plan for Non-Employee Directors

The ONEOK, Inc. Stock Compensation Plan for Non-Employee Directors (the DSCP) provides for the granting of stock options, stock bonus awards, including performance-unit awards, restricted stock awards and restricted stock unit awards. Under the DSCP, these awards may be granted by the Executive Compensation Committee at any time, until grants have been made for all shares authorized under the DSCP. We have reserved a total of 1.4 million shares of common stock for issuance under the DSCP, and at December 31, 2016, we had approximately 1.0 million shares available for issuance under the plan. The maximum number of shares of common stock that can be issued to a participant under the DSCP during any year is 40,000. No performance unit awards, restricted stock unit awards or restricted stock awards have been made to nonemployee directors under the DSCP.

General

For all awards outstanding, we used a 3 percent forfeiture rate based on historical forfeitures under our share-based payment plans. We currently use treasury stock to satisfy our share-based payment obligations.

Compensation cost expensed for our share-based payment plans described above was $30.7 million, $11.5 million and $19.5 million during 2016, 2015 and 2014, respectively, which is net of tax benefits of $9.8 million, $4.9 million and $6.8 million, respectively. Compensation cost expensed included in income from continuing operations for each respective year was $30.7 million, $11.5 million, and $16.8 million, net of tax benefits.

Restricted Stock Unit Activity

As of December 31, 2016, we had $11.0 million of total unrecognized compensation cost related to our nonvested restricted stock unit awards, which is expected to be recognized over a weighted-average period of 1.8 years. The following tables set forth activity and various statistics for our restricted stock unit awards:

	Number of Units	Weighted Average Price
Nonvested December 31, 2015	463,569	$45.88
Granted	552,876	$20.04
Released to participants	(124,075)	$35.69
Forfeited	(10,723)	$34.38
Nonvested December 31, 2016	881,647	$31.25

	2016	2015	2014
Weighted-average grant date fair value (per share)	$20.04	$42.98	$58.23
Fair value of units granted (thousands of dollars)	$11,081	$10,186	$8,463
Fair value of units vested (thousands of dollars)	$4,429	$6,458	$10,649

Performance-Unit Activity

As of December 31, 2016, we had $15.0 million of total unrecognized compensation cost related to the nonvested performance-unit awards, which is expected to be recognized over a weighted-average period of 1.8 years. The following tables set forth activity and various statistics related to the performance-unit awards and the assumptions used in the valuations of the 2016, 2015 and 2014 grants at the grant date:

	Number of Units	Weighted Average Price
Nonvested December 31, 2015	691,260	$51.01
Granted	596,278	$25.54
Released to participants	—	$—
Forfeited	(281,787)	$40.66
Nonvested December 31, 2016	1,005,751	$38.81

	2016	2015	2014
Volatility (a)	39.94%	26.70%	25.48%
Dividend Yield	11.32%	5.02%	2.63%
Risk-free Interest Rate	0.93%	1.00%	0.69%
(a) - Volatility was based on historical volatility over three years using daily stock price observations.

	2016	2015	2014
Weighted-average grant date fair value (per share)	$25.54	$50.30	$64.75
Fair value of units granted (thousands of dollars)	$15,229	$13,370	$12,071
Fair value of units vested (thousands of dollars)	$—	$13,736	$25,795

Employee Stock Purchase Plan

We have reserved a total of 11.6 million shares of common stock for issuance under our ONEOK, Inc. Employee Stock Purchase Plan (the ESPP). Subject to certain exclusions, all full-time employees are eligible to participate in the ESPP. Employees can choose to have up to 10 percent of their annual base pay withheld to purchase our common stock, subject to terms and limitations of the plan. The purchase price of the stock is 85 percent of the lower of its grant date or exercise date market price. Approximately 57 percent, 53 percent and 67 percent of employees participated in the plan in 2016, 2015 and 2014, respectively. Under the plan, we sold 232,553 shares at $27.21 per share in 2016, 222,872 shares at $25.51 per share in 2015 and 110,592 shares at $43.85 per share in 2014.

Employee Stock Award Program

Under our Employee Stock Award Program, we issued, for no monetary consideration, to all eligible employees one share of our common stock when the per-share closing price of our common stock on the NYSE was for the first time at or above $13 per share, and one additional share of common stock when the per-share closing price of our common stock on the NYSE was at or above each one dollar increment above $13. The total number of shares of our common stock available for issuance under this program was 900,000. No shares were issued to employees under this program during 2016 or 2015. Shares issued to employees under this program during 2014 totaled 49,864 and compensation expense related to the Employee Stock Award Program was $2.1 million in 2014.

Deferred Compensation Plan for Non-Employee Directors

The ONEOK, Inc. Nonqualified Deferred Compensation Plan for Non-Employee Directors provides our nonemployee directors the option to defer all or a portion of their compensation for their service on our Board of Directors. Under the plan, directors may elect either a cash deferral option or a phantom stock option. Under the cash deferral option, directors may defer the receipt of all or a portion of their annual retainer fees, plus accrued interest. Under the phantom stock option, directors may defer all or a portion of their annual retainer fees and receive such fees on a deferred basis in the form of shares of common stock under our Long-Term Incentive Plan or Equity Compensation Plan. Shares are distributed to nonemployee directors at the fair market value of our common stock at the date of distribution.

L.	EMPLOYEE BENEFIT PLANS

Retirement and Postretirement Benefit Plans

Retirement Plans - We have a defined benefit pension plan covering employees hired before January 1, 2005. Employees hired after December 31, 2004, and employees who accepted a one-time opportunity to opt out of our pension plan are covered by our Profit Sharing Plan. In addition, we have a supplemental executive retirement plan for the benefit of certain officers. No new participants in our supplemental executive retirement plan have been approved since 2005, and effective January 2014, the plan was formally closed to new participants. We fund our pension costs at a level needed to maintain or exceed the minimum funding levels required by the Employee Retirement Income Security Act of 1974, as amended, and the Pension Protection Act of 2006.

Postretirement Benefit Plans - We sponsor health and welfare plans that provide postretirement medical and life insurance benefits to employees who retire with at least five years of service. The postretirement medical plan is contributory with retiree contributions adjusted periodically and contains other cost-sharing features such as deductibles and coinsurance.

Obligations and Funded Status - The following tables set forth our pension and postretirement benefit plans benefit obligations and fair value of plan assets for our continuing operations for the periods indicated:

	Pension Benefits		Postretirement Benefits
	December 31,		December 31,
	2016	2015	2016	2015
Change in benefit obligation	(Thousands of dollars)
Benefit obligation, beginning of period	$390,688	$414,181	$49,496	$56,663
Service cost	6,501	7,565	596	743
Interest cost	19,820	18,218	2,404	2,347
Plan participants’ contributions	—	—	894	1,005
Actuarial loss (gain)	24,458	(34,826)	4,905	(6,473)
Benefits paid	(13,081)	(12,574)	(3,472)	(4,433)
Other adjustments	—	(1,876)	—	(356)
Benefit obligation, end of period	428,386	390,688	54,823	49,496

Change in plan assets
Fair value of plan assets, beginning of period	258,635	277,568	28,641	29,429
Actual return on plan assets	16,117	(4,266)	1,902	174
Employer contributions	—	—	1,000	2,000
Plan participants’ contributions	—	—	894	1,005
Benefits paid	(13,081)	(12,574)	(2,887)	(3,728)
Other adjustments	—	(2,093)	—	(239)
Fair value of plan assets, end of period	261,671	258,635	29,550	28,641
Balance at December 31	$(166,715)	$(132,053)	$(25,273)	$(20,855)

Current liabilities	$(4,363)	$(4,616)	$—	$—
Noncurrent liabilities	(162,352)	(127,437)	(25,273)	(20,855)
Balance at December 31	$(166,715)	$(132,053)	$(25,273)	$(20,855)

The table above includes the supplemental executive retirement plan obligation. ONEOK has investments included in other assets on the Consolidated Balance Sheets, which totaled $84.5 million and $81.1 million at December 31, 2016 and 2015, respectively, for the purpose of funding the obligation. These assets are excluded from the table above as those are not assets of the supplemental executive retirement plan.

The accumulated benefit obligation for our pension plans for our continuing operations was $407.2 million and $370.8 million at December 31, 2016 and 2015, respectively.

Components of Net Periodic Benefit Cost - The following table sets forth the components of net periodic benefit cost for our pension and postretirement benefit plans for our continuing operations for the periods indicated:

	Pension Benefits			Postretirement Benefits
	Years Ended December 31,			Years Ended December 31,
	2016	2015	2014	2016	2015	2014
	(Thousands of dollars)
Components of net periodic benefit cost
Service cost	$6,501	$7,565	$7,238	$596	$743	$710
Interest cost	19,820	18,218	18,324	2,404	2,347	2,433
Expected return on plan assets	(20,348)	(20,900)	(19,526)	(2,124)	(2,253)	(2,163)
Amortization of prior service cost (credit)	—	94	193	(1,662)	(1,662)	(1,662)
Amortization of net loss	10,966	15,981	15,078	1,046	1,743	836
Net periodic benefit cost	$16,939	$20,958	$21,307	$260	$918	$154

Other Comprehensive Income (Loss) - The following table sets forth the amounts recognized in other comprehensive income (loss) related to our pension benefits and postretirement benefits for our continuing operations for the periods indicated:

	Pension Benefits			Postretirement Benefits
	Years Ended December 31,			Years Ended December 31,
	2016	2015	2014	2016	2015	2014
	(Thousands of dollars)
Net gain (loss) arising during the period	$(33,043)	$5,145	$(49,293)	$(5,128)	$4,393	$(7,220)
Amortization of prior service cost (credit)	—	94	193	(1,662)	(1,662)	(1,662)
Amortization of net loss	10,966	15,981	15,078	1,046	1,743	836
Deferred income taxes	8,831	(8,488)	13,609	2,297	(1,790)	3,218
Total recognized in other comprehensive income (loss)	$(13,246)	$12,732	$(20,413)	$(3,447)	$2,684	$(4,828)

The table below sets forth the amounts in accumulated other comprehensive loss that had not yet been recognized as components of net periodic benefit expense for our continuing operations for the periods indicated:

	Pension Benefits		Postretirement Benefits
	December 31,		December 31,
	2016	2015	2016	2015
	(Thousands of dollars)
Prior service credit (cost)	$—	$—	$3,550	$5,212
Accumulated loss	(157,935)	(135,858)	(14,341)	(10,259)
Accumulated other comprehensive loss	(157,935)	(135,858)	(10,791)	(5,047)
Deferred income taxes	63,174	54,343	4,316	2,019
Accumulated other comprehensive loss, net of tax	$(94,761)	$(81,515)	$(6,475)	$(3,028)

The following table sets forth the amounts recognized in accumulated comprehensive loss expected to be recognized as components of net periodic benefit expense for our continuing operations in the next fiscal year.

	Pension Benefits	Postretirement Benefits
Amounts to be recognized in 2017	(Thousands of dollars)
Prior service (credit) cost	$—	$(1,662)
Net loss	$13,586	$1,679

Actuarial Assumptions - The following table sets forth the weighted-average assumptions used to determine benefit obligations for pension and postretirement benefits for the periods indicated:

	Pension Benefits		Postretirement Benefits
	December 31,		December 31,
	2016	2015	2016	2015
Discount rate	4.50%	5.25%	4.25%	5.00%
Compensation increase rate	3.10%	3.10%	N/A	N/A

The following table sets forth the weighted-average assumptions used to determine net periodic benefit costs for the periods indicated:

	Years Ended December 31,
	2016	2015	2014
Discount rate - pension plans	5.25%	4.50%	5.25%
Discount rate - postretirement plans	5.00%	4.25%	5.00%
Expected long-term return on plan assets	7.75%	8.00%	7.75%
Compensation increase rate	3.10%	3.15%	3.20%

We determine our overall expected long-term rate of return on plan assets based on our review of historical returns and economic growth models.

We determine our discount rates annually. We estimate our discount rate based upon a comparison of the expected cash flows associated with our future payments under our pension and postretirement obligations to a hypothetical bond portfolio created using high-quality bonds that closely match expected cash flows. Bond portfolios are developed by selecting a bond for each of the next 60 years based on the maturity dates of the bonds. Bonds selected to be included in the portfolios are only those rated by Moody’s as AA- or better and exclude callable bonds, bonds with less than a minimum issue size, yield outliers and other filtering criteria to remove unsuitable bonds.

Health Care Cost Trend Rates - The following table sets forth the assumed health care cost-trend rates for the periods indicated:

	2016	2015
Health care cost-trend rate assumed for next year	7.25%	4.0% - 7.50%
Rate to which the cost-trend rate is assumed to decline (the ultimate trend rate)	5.00%	4.0% - 5.0%
Year that the rate reaches the ultimate trend rate	2022	2022

Assumed health care cost-trend rates have an impact on the amounts reported for our health care plans. A one percentage point change in assumed health care cost-trend rates would have the following effects on our continuing operations:

	One Percentage Point Increase	One Percentage Point Decrease
	(Thousands of dollars)
Effect on total of service and interest cost	$63	$(57)
Effect on postretirement benefit obligation	$994	$(907)

Plan Assets - Our investment strategy is to invest plan assets in accordance with sound investment practices that emphasize long-term fundamentals. The goal of this strategy is to maximize investment returns while managing risk in order to meet the plan’s current and projected financial obligations. The investment policy follows a glide path approach toward liability-driven investing that shifts a higher portfolio weighting to fixed income as the plan's funded status increases. The purpose of liability-driven investing is to structure the asset portfolio to more closely resemble the pension liability and thereby more effectively hedge against changes in the liability. The plan’s current investments include a diverse blend of various domestic and international equities, investments in various classes of debt securities, insurance contracts and venture capital. The target allocation for the assets of our pension plan as of December 31, 2016, is as follows:

U.S. large-cap equities	37%
Long duration bonds	30%
Developed foreign large-cap equities	10%
Alternative investments	8%
Mid-cap equities	6%
Emerging markets equities	5%
Small-cap equities	4%
Total	100%

As part of our risk management for the plans, minimums and maximums have been set for each of the asset classes listed above. All investment managers for the plan are subject to certain restrictions on the securities they purchase and, with the exception of indexing purposes, are prohibited from owning our stock.

The following tables set forth our pension benefits and postretirement benefits plan assets by fair value category for our continuing operations as of the measurement date:

	Pension Benefits
	December 31, 2016
Asset Category	Level 1	Level 2	Level 3	Subtotal	Measured at NAV (d)	Total
	(Thousands of dollars)
Investments:
Equity securities (a)	$146,980	$13,606	$—	$160,586	$—	$160,586
Government obligations	—	17,979	—	17,979	—	17,979
Corporate obligations (b)	—	56,484	—	56,484	—	56,484
Common/collective trusts	—	6,577	—	6,577	—	6,577
Cash	43	—	—	43	—	43
Other investments (c)	—	—	—	—	20,002	20,002
Fair value of plan assets	$147,023	$94,646	$—	$241,669	$20,002	$261,671
(a) - This category represents securities of the respective market sector from diverse industries.
(b) - This category represents bonds from diverse industries.
(c) - This category represents alternative investments in limited partnerships, which can be redeemed with a 30-day notice with no further restrictions. There are no unfunded capital commitments.
(d) - Plan asset investments measured at fair value using the net asset value per share.

	Pension Benefits
	December 31, 2015
Asset Category	Level 1	Level 2	Level 3	Subtotal	Measured at NAV (d)	Total
	(Thousands of dollars)
Investments:
Equity securities (a)	$143,515	$13,517	$—	$157,032	$—	$157,032
Government obligations	—	20,241	—	20,241	—	20,241
Corporate obligations (b)	—	55,495	—	55,495	—	55,495
Common/collective trusts	—	5,076	—	5,076	—	5,076
Cash	525	—	—	525	—	525
Other investments (c)	—	—	—	—	20,266	20,266
Fair value of plan assets	$144,040	$94,329	$—	$238,369	$20,266	$258,635
(a) - This category represents securities of the respective market sector from diverse industries.
(b) - This category represents bonds from diverse industries.
(c) - This category represents alternative investments in limited partnerships, which can be redeemed with a 30-day notice with no further restrictions.
(d) - Plan asset investments measured at fair value using the net asset value per share.

	Postretirement Benefits
	December 31, 2016
Asset Category	Level 1	Level 2	Level 3	Total
	(Thousands of dollars)
Investments:
Equity securities (a)	$1,777	$—	$—	$1,777
Money market funds	—	1,259	—	1,259
Insurance and group annuity contracts	—	26,514	—	26,514
Fair value of plan assets	$1,777	$27,773	$—	$29,550
(a) - This category represents securities of the respective market sector from diverse industries.

	Postretirement Benefits
	December 31, 2015
Asset Category	Level 1	Level 2	Level 3	Total
	(Thousands of dollars)
Investments:
Equity securities (a)	$1,632	$—	$—	$1,632
Money market funds	—	1,398	—	1,398
Insurance and group annuity contracts	—	25,611	—	25,611
Fair value of plan assets	$1,632	$27,009	$—	$28,641
(a) - This category represents securities of the respective market sector from diverse industries.

Contributions - During 2016, we made no contributions to our defined benefit pension plan and $1.0 million in contributions to our postretirement benefit plans. We contributed $7.5 million to our defined benefit pension plan in January 2017 and expect to make approximately $2.0 million in contributions to our postretirement plans in 2017.

Pension and Postretirement Benefit Payments - Benefit payments for our pension and postretirement benefit plans for the period ending December 31, 2016, were $13.1 million and $3.5 million, respectively. The following table sets forth the pension benefits and postretirement benefits payments expected to be paid in 2017 through 2026:

	Pension Benefits	Postretirement Benefits
Benefits to be paid in:	(Thousands of dollars)
2017	$15,487	$3,251
2018	$16,717	$3,436
2019	$17,788	$3,616
2020	$18,672	$3,801
2021	$19,839	$3,900
2022 through 2026	$111,899	$19,326

The expected benefits to be paid are based on the same assumptions used to measure our benefit obligation at December 31, 2016, and include estimated future employee service.

Other Employee Benefit Plans

401(k) Plan - We have a 401(k) Plan covering all employees, and employee contributions are discretionary. We match 100 percent of employee contributions up to 6 percent of each participant’s eligible compensation, subject to certain limits. Our contributions made to the plan for our continuing operations were $11.9 million, $12.0 million and $9.3 million in 2016, 2015 and 2014, respectively.

Profit Sharing Plan - We have a profit-sharing plan (Profit Sharing Plan) for all employees hired after December 31, 2004. Employees who were employed prior to January 1, 2005, were given a one-time opportunity to make an irrevocable election to participate in the Profit Sharing Plan and not accrue any additional benefits under our defined benefit pension plan after December 31, 2004. We plan to make a contribution to the Profit Sharing Plan each quarter equal to 1 percent of each participant’s eligible compensation during the quarter. Additional discretionary employer contributions may be made at the end of each year. Employee contributions are not allowed under the plan. Our contributions made to the plan for our continuing operations were $8.2 million, $4.9 million and $4.6 million in 2016, 2015 and 2014, respectively.

Nonqualified Deferred Compensation Plan - The Nonqualified Deferred Compensation Plan provides select employees, as approved by our Chief Executive Officer, with the option to defer portions of their compensation and provides nonqualified deferred compensation benefits that are not available due to limitations on employer and employee contributions to qualified defined contribution plans under the federal tax laws. Our contributions to the plan were not material in 2016, 2015 and 2014.

M.	INCOME TAXES

The following table sets forth our provisions for income taxes for the periods indicated:

	Years Ended December 31,
	2016	2015	2014
Current income taxes	(Thousands of dollars)
Federal	$6,086	$13,191	$10,180
State	2,449	2,967	3,311
Total current income taxes from continuing operations	8,535	16,158	13,491
Deferred income taxes
Federal	193,974	116,681	152,352
State	9,897	3,761	(14,685)
Total deferred income taxes from continuing operations	203,871	120,442	137,667
Total provision for income taxes from continuing operations	212,406	136,600	151,158
Discontinued operations	(1,250)	2,031	7,567
Total provision for income taxes	$211,156	$138,631	$158,725

The following table is a reconciliation of our income tax provision from continuing operations for the periods indicated:

	Years Ended December 31,
	2016	2015	2014
	(Thousands of dollars)
Income from continuing operations before income taxes	$957,956	$521,876	$819,873
Less: Net income attributable to noncontrolling interest	391,460	134,218	349,001
Income from continuing operations attributable to ONEOK before income taxes	566,496	387,658	470,872
Federal statutory income tax rate	35%	35%	35%
Provision for federal income taxes	198,274	135,680	164,805
State income taxes, net of federal tax benefit	12,303	5,800	14,278
State deferred tax rate change, net of valuation allowance	43	928	(25,653)
Other, net	1,786	(5,808)	(2,272)
Income tax provision from continuing operations	$212,406	$136,600	$151,158

The following table sets forth the tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities for the periods indicated:

	December 31, 2016	December 31, 2015
Deferred tax assets	(Thousands of dollars)
Employee benefits and other accrued liabilities	$118,831	$97,719
Federal net operating loss	26,334	76,805
State net operating loss and benefits	39,759	39,363
Derivative instruments	32,082	26,132
Other	2,425	12,386
Total deferred tax assets	219,431	252,405
Valuation allowance for state tax credits
Carryforward expected to expire prior to utilization	(9,430)	(10,223)
Net deferred tax assets	210,001	242,182
Deferred tax liabilities
Excess of tax over book depreciation	107,249	93,421
Investment in partnerships	1,726,541	1,585,427
Regulatory assets	33	49
Total deferred tax liabilities	1,833,823	1,678,897
Net deferred tax liabilities before discontinued operations	1,623,822	1,436,715
Discontinued operations	(10,500)	(18,265)
Net deferred tax liabilities	$1,613,322	$1,418,450

Tax benefits related to net operating loss (NOL) carryforwards will begin expiring in 2030. We believe that it is more likely than not that the tax benefits of the net operating loss carryforwards will be utilized prior to their expirations; therefore, no valuation allowance is necessary.

Deferred tax assets related to tax benefits of employee share-based compensation have been reduced for performance share units and restricted share units that vested in periods in which ONEOK was in an NOL position. This vesting resulted in tax deductions in excess of previously recorded benefits based on the performance share unit and restricted share unit value at the time of grant. Although these additional tax benefits are reflected in NOL carryforwards in the tax return, the additional tax benefit is not recognized until the deduction reduces taxes payable. A portion of the tax benefit does not reduce ONEOK’s current taxes payable due to NOL carryforwards; accordingly, these tax benefits are not reflected in ONEOK’s NOLs in deferred tax assets. Cumulative tax benefits included in NOL carryforwards but not reflected in deferred tax assets were $73.4 million as of December 31, 2016, and $75.1 million as of December 31, 2015. As a result of adopting ASU 2016-09 in 2017, the portion of the tax benefit that does not reduce ONEOK’s current taxes payable will be reflected in deferred tax assets. See Note A for more information on ASU 2016-09.

ONE Gas Separation - ONE Gas was included in our consolidated federal and state income tax returns through the date of the separation. Any changes to the estimated ONE Gas taxes at the separation date will result in a reimbursement between us and

ONE Gas under the terms of the tax sharing agreement. We are principally responsible for managing any income tax audits by the various tax jurisdictions for periods prior to the separation.

Deferred tax liabilities and deferred income tax expense were reduced by $34.6 million in the first quarter 2014 due primarily to a reduction in our estimate of the effective state income tax rate to reflect a change in the mix of taxable income in the states in which we now operate, resulting from the separation of our former natural gas distribution business and the wind down of our energy services business. We also recorded a valuation allowance of $8.2 million in the first quarter 2014 for state tax credits as it is more likely than not that we will not be able to utilize these credits as a result of the separation of our former natural gas distribution business and the wind down of our energy services business. Together, these adjustments resulted in a net $26.4 million reduction in deferred tax liabilities and deferred income tax expense.

N.	UNCONSOLIDATED AFFILIATES

Investments in Unconsolidated Affiliates - The following table sets forth ONEOK Partners’ investments in unconsolidated affiliates for the periods indicated:

	Net Ownership Interest	December 31, 2016	December 31, 2015
		(Thousands of dollars)
Northern Border Pipeline	50%	$328,456	$363,231
Overland Pass Pipeline Company	50%	444,138	459,354
Other	Various	186,213	125,636
Investments in unconsolidated affiliates (a)		$958,807	$948,221
(a) - Equity-method goodwill (Note A) was $40.1 million at December 31, 2016 and 2015, respectively.

Equity in Net Earnings from Investments and Impairments - The following table sets forth ONEOK Partners’ equity in net earnings from investments for the periods indicated:

	Years Ended December 31,
	2016	2015	2014
	(Thousands of dollars)
Northern Border Pipeline	$69,990	$66,941	$69,819
Overland Pass Pipeline Company	53,984	37,783	25,906
Other	15,716	20,576	21,690
Equity in net earnings from investments	$139,690	$125,300	$117,415
Impairment of equity investments	$—	$(180,583)	$(76,412)

Unconsolidated Affiliates Financial Information - The following tables set forth summarized combined financial information of ONEOK Partners’ unconsolidated affiliates for the periods indicated:

	December 31, 2016	December 31, 2015
	(Thousands of dollars)
Balance Sheet
Current assets	$143,317	$149,439
Property, plant and equipment, net	$2,579,607	$2,556,559
Other noncurrent assets	$20,784	$23,722
Current liabilities	$77,388	$211,037
Long-term debt	$649,539	$425,521
Other noncurrent liabilities	$69,265	$69,356
Accumulated other comprehensive loss	$(7,450)	$(5,669)
Owners’ equity	$1,954,966	$2,029,475

	Years Ended December 31,
	2016	2015	2014
	(Thousands of dollars)
Income Statement
Operating revenues	$578,542	$524,496	$548,491
Operating expenses (a)	$260,753	$304,930	$309,990
Net income (a)	$293,921	$200,064	$214,410

Distributions paid to us	$196,717	$155,918	$139,019
(a) Includes long-lived asset impairment charges in 2015 and 2014.

ONEOK Partners’ incurred expenses in transactions with unconsolidated affiliates of $140.3 million, $104.7 million and $62.0 million for 2016, 2015 and 2014, respectively, primarily related to Overland Pass Pipeline Company and Northern Border Pipeline. Accounts payable to ONEOK Partners’ equity-method investees at December 31, 2016 and 2015, was $11.1 million and $8.0 million, respectively.

Northern Border Pipeline - The Northern Border Pipeline partnership agreement provides that distributions to Northern Border Pipeline’s partners are to be made on a pro rata basis according to each partner’s percentage interest. The Northern Border Pipeline Management Committee determines the amount and timing of such distributions. Any changes to, or suspension of, the cash distribution policy of Northern Border Pipeline requires the unanimous approval of the Northern Border Pipeline Management Committee. Cash distributions are equal to 100 percent of distributable cash flow as determined from Northern Border Pipeline’s financial statements based upon EBITDA, less interest expense and maintenance capital expenditures. Loans or other advances from Northern Border Pipeline to its partners or affiliates are prohibited under its credit agreement.

Overland Pass Pipeline Company - The Overland Pass Pipeline Company limited liability company agreement provides that distributions to Overland Pass Pipeline Company’s members are to be made on a pro rata basis according to each member’s percentage interest. The Overland Pass Pipeline Company Management Committee determines the amount and timing of such distributions. Any changes to, or suspension of, cash distributions from Overland Pass Pipeline Company requires the unanimous approval of the Overland Pass Pipeline Management Committee. Cash distributions are equal to 100 percent of available cash as defined in the limited liability company agreement.

Roadrunner Gas Transmission - In March 2015, ONEOK Partners entered into a 50-50 joint venture with a subsidiary of Fermaca, a Mexico City-based natural gas infrastructure company, to construct the Roadrunner pipeline to transport natural gas from the Permian Basin in West Texas to the Mexican border near El Paso, Texas. ONEOK Partners contributed approximately $65 million and $30 million to Roadrunner in 2016 and 2015, respectively.

The Roadrunner limited liability agreement provides that distributions to members are made on a pro rata basis according to each member’s ownership interest. The Roadrunner Management Committee determines the amount and timing of such distributions. Cash distributions are equal to 100 percent of available cash, as defined in the limited liability company agreement.

Impairment Charges - Due to the continued and greater than expected decline in volumes gathered in the dry natural gas area of the Powder River Basin, ONEOK Partners evaluated its long-lived assets and equity investments in this area in 2015 and made the decision to cease operations of its wholly owned coal-bed methane natural gas gathering system in 2016. Bighorn Gas Gathering, in which ONEOK Partners owns a 49 percent equity interest, and Fort Union Gas Gathering, in which ONEOK Partners owns a 37 percent equity interest, are both partially supplied with volumes from ONEOK Partners’ wholly owned coal-bed methane natural gas gathering system. ONEOK Partners owns a 35 percent equity interest in Lost Creek Gathering Company, which also is located in a dry natural gas area. ONEOK Partners reviewed its Bighorn Gas Gathering, Fort Union Gas Gathering and Lost Creek Gathering Company equity investments and recorded noncash impairment charges of $180.6 million in 2015. The remaining net book value of ONEOK Partners’ equity investments in this dry natural gas area is $31.1 million as of December 31, 2016.

In 2014, Bighorn Gas Gathering recorded an impairment of its underlying assets when the operator determined that the volume decline would be sustained for the foreseeable future. As a result, ONEOK Partners reviewed its equity investment in Bighorn Gas Gathering for impairment and recorded noncash impairment charges of $76.4 million in 2014.

O.	ONEOK PARTNERS

Ownership Interest in ONEOK Partners - Our ownership interest in ONEOK Partners is shown in the table below as of December 31, 2016:

General partner interest	2.0%
Limited partner interest (a)	39.2%
Total ownership interest	41.2%
(a) - Represents 41.3 million common units and approximately 73.0 million Class B units, which are convertible, at our option, into common units.

Consolidation - We determined ONEOK Partners is a VIE due to the limited partners’ lack of substantive voting rights under the Partnership Agreement. Substantive voting rights under a master limited partnership are either kick-out rights or participating rights, as defined by FASB Accounting Standards Codification 810-10, that can be exercised with a simple majority of the vote of the limited partners. Prior to the adoption of ASU 2015-02, ONEOK Partners was not considered a VIE but was consolidated by us under the presumption that a general partner consolidates its limited partnership. See Note A for more information on ASU 2015-02.

We have determined that we are the primary beneficiary of ONEOK Partners as we have the power, through our general partner interest, to direct the operations of ONEOK Partners that impact its economic performance and the right to receive the benefits of ONEOK Partners through our general partner and limited partner interests. These interests are significant due to our 41.2 percent ownership interest in ONEOK Partners, the largest ownership interest by an individual entity, and our incentive distribution rights.

As we are the primary beneficiary of ONEOK Partners, we consolidate ONEOK Partners in our consolidated financial statements; however, we are restricted from the assets and cash flows of ONEOK Partners except for the distributions we receive from ONEOK Partners. Distributions are declared quarterly by the board of ONEOK Partners’ general partner based on the terms of the Partnership Agreement.

The following table shows the carrying amount and classification of ONEOK Partners’ assets and liabilities in our Consolidated Balance Sheets:

	December 31,	December 31,
	2016	2015
	(Thousands of dollars)
Assets
Total current assets	$1,174,245	$883,164
Net property, plant and equipment	12,462,692	12,256,791
Total investments and other assets	1,832,410	1,787,631
Total assets	$15,469,347	$14,927,586
Liabilities
Total current liabilities	$2,824,376	$1,580,300
Long-term debt, excluding current maturities	6,291,307	6,695,312
Total deferred credits and other liabilities	175,844	154,631
Total liabilities	$9,291,527	$8,430,243

ONEOK receives distributions from ONEOK Partners through its general partner and limited partner interests, but otherwise the assets of ONEOK Partners cannot be used to settle obligations of ONEOK. ONEOK does not guarantee the debt, commercial paper or other similar commitments of ONEOK Partners, and the obligations of ONEOK Partners may only be settled using the assets of ONEOK Partners. ONEOK Partners does not guarantee the debt or other similar commitments of ONEOK. Following the completion of the Merger Transaction with ONEOK Partners described in Note B, we and ONEOK Partners expect to enter into a cross guarantee agreement whereby each party to the agreement unconditionally guarantees and becomes liable for the indebtedness of each other party to the agreement.

Equity Issuances - ONEOK Partners has an “at-the-market” equity program for the offer and sale from time to time of its common units, up to an aggregate amount of $650 million. The program allows ONEOK Partners to offer and sell its common units at prices it deems appropriate through a sales agent. Sales of common units are made by means of ordinary brokers’ transactions on the NYSE, in block transactions or as otherwise agreed to between ONEOK Partners and the sales agent.

ONEOK Partners is under no obligation to offer and sell common units under the program. At December 31, 2016, ONEOK Partners had approximately $138 million of registered common units available for issuance through its “at-the-market” equity program.

During the year ended December 31, 2016, ONEOK Partners sold no common units through its “at-the-market” equity program.

In August 2015, ONEOK Partners completed the sale to us in a private placement of 21.5 million common units at a price of $30.17 per unit. Additionally, ONEOK Partners completed a concurrent sale of approximately 3.3 million common units at a price of $30.17 per unit to funds managed by Kayne Anderson Capital Advisors in a registered direct offering, which were issued through ONEOK Partners’ existing “at-the-market” equity program. The combined offerings generated net cash proceeds of approximately $749 million to ONEOK Partners. In conjunction with these issuances, ONEOK Partners GP contributed approximately $15.3 million in order to maintain our 2 percent general partner interest in ONEOK Partners. ONEOK Partners used the proceeds for general partnership purposes, including capital expenditures and repayment of commercial paper borrowings.

During the year ended December 31, 2015, ONEOK Partners sold 10.5 million common units through its “at-the-market” equity program, including the units sold to funds managed by Kayne Anderson Capital Advisors in the offering discussed above. The net proceeds, including ONEOK Partners GP’s contribution to maintain our 2 percent general partner interest in ONEOK Partners, were approximately $381.6 million, which were used for general partnership purposes, including repayment of commercial paper borrowings.

In May 2014, ONEOK Partners completed an underwritten public offering of 13.9 million common units at a public offering price of $52.94 per common unit, generating net proceeds of approximately $714.5 million. In conjunction with this issuance, ONEOK Partners GP contributed approximately $15.0 million in order to maintain our 2 percent general partner interest in ONEOK Partners. ONEOK Partners used the proceeds for general partnership purposes, including capital expenditures and repayment commercial paper borrowings.

During the year ended December 31, 2014, ONEOK Partners sold 7.9 million common units through its “at-the-market” equity program. The net proceeds, including ONEOK Partners GP’s contribution to maintain our 2 percent general partner interest in ONEOK Partners, were approximately $402.1 million, which were used for general partnership purposes.

We account for the difference between the carrying amount of our investment in ONEOK Partners and the underlying book value arising from issuance of common units by ONEOK Partners as an equity transaction.  If ONEOK Partners issues common units at a price different than our carrying value per unit, we account for the premium or deficiency as an adjustment to paid-in capital. As a result of ONEOK Partners’ issuance of common units, we recognized a decrease to paid-in capital of approximately $34.4 million, net of taxes in 2015, and an increase to paid-in capital of approximately $156.1 million, net of taxes, in 2014.

Cash Distributions - We receive distributions from ONEOK Partners on our common and Class B units and our 2 percent general partner interest, which includes our incentive distribution rights. Under the Partnership Agreement, distributions are made to the partners with respect to each calendar quarter in an amount equal to 100 percent of available cash as defined in the Partnership Agreement. Available cash generally will be distributed 98 percent to limited partners and 2 percent to the general partner. The general partner’s percentage interest in quarterly distributions is increased after certain specified target levels are met during the quarter. Under the incentive distribution provisions, as set forth in the Partnership Agreement, the general partner receives:

•	15 percent of amounts distributed in excess of $0.3025 per unit;

•	25 percent of amounts distributed in excess of $0.3575 per unit; and

•	50 percent of amounts distributed in excess of $0.4675 per unit.

The following table shows ONEOK Partners’ distributions paid during the periods indicated:

	Years Ended December 31,
	2016	2015	2014
	(Thousands, except per unit amounts)
Distribution per unit	$3.16	$3.16	$3.01

General partner distributions	$26,640	$24,610	$21,044
Incentive distributions	402,152	371,500	304,999
Distributions to general partner	428,792	396,110	326,043
Limited partner distributions to ONEOK	361,292	310,230	279,292
Limited partner distributions to noncontrolling interest	541,919	524,135	446,910
Total distributions paid	$1,332,003	$1,230,475	$1,052,245

ONEOK Partners’ distributions are declared and paid within 45 days of the end of each quarter. The following table shows ONEOK Partners’ distributions declared for the periods indicated:

	Years Ended December 31,
	2016	2015	2014
	(Thousands, except per unit amounts)
Distribution per unit	$3.16	$3.16	$3.07

General partner distributions	$26,640	$25,356	$22,109
Incentive distributions	402,152	382,759	326,022
Distributions to general partner	428,792	408,115	348,131
Limited partner distributions to ONEOK	361,292	327,250	284,860
Limited partner distributions to noncontrolling interest	541,919	532,405	472,466
Total distributions declared	$1,332,003	$1,267,770	$1,105,457

Affiliate Transactions - We provide a variety of services to our affiliates, including cash management and financial services, employee benefits, legal and administrative services by our employees and management, insurance and office space leased in our headquarters building and other field locations. Where costs are incurred specifically on behalf of an affiliate, the costs are billed directly to the affiliate by us. In other situations, the costs may be allocated to the affiliates through a variety of methods, depending upon the nature of the expenses and the activities of the affiliates. Beginning in the second quarter 2014, we allocate substantially all of our general overhead costs to ONEOK Partners as a result of the separation of our natural gas distribution business and the wind down of our energy services business in the first quarter 2014. For the first quarter 2014, it is not practicable to determine what these general overhead costs would be on a stand-alone basis.

The following table shows ONEOK Partners’ transactions with us for the periods indicated:

	Years Ended December 31,
	2016	2015	2014
	(Thousands of dollars)
Revenues	$—	$—	$53,526

Expenses
Cost of sales and fuel	$—	$—	$10,835
Operating expenses	388,142	368,346	330,541
Total expenses	$388,142	$368,346	$341,376

Prior to the ONE Gas separation, ONEOK Partners provided natural gas sales and transportation and storage services to our former natural gas distribution business. Prior to February 1, 2014, these revenues and related costs were eliminated in consolidation. Beginning February 1, 2014, these revenues represent third-party transactions with ONE Gas and are not eliminated in consolidation, as such sales and services have continued subsequent to the separation and are expected to continue in future periods. Prior to the completion of the energy services wind down, ONEOK Partners provided natural gas and natural gas liquids sales and transportation and storage services to our energy services business. While these transactions were eliminated in consolidation in previous periods, they are now reflected as affiliate transactions and not eliminated in consolidation as these transactions have continued with third parties. See Note Q for additional detail on these revenues.

ONEOK Partners has an operating agreement with Roadrunner that provides for reimbursement or payment to it for management services and certain operating costs. Charges to Roadrunner included in operating income in our Consolidated Statements of Income for 2016 and 2015 were $7.7 million and $5.4 million, respectively.

P.	COMMITMENTS AND CONTINGENCIES

Commitments - Operating leases represent future minimum lease payments under noncancelable leases covering office space and pipeline equipment. Rental expense in 2016, 2015 and 2014 was not material. ONEOK and ONEOK Partners have no material operating leases. Firm transportation and storage contracts are fixed-price contracts that provide us with firm transportation and storage capacity. The following table sets forth ONEOK Partners’ firm transportation and storage contract payments for the periods indicated:

ONEOK Partners	Firm Transportation and Storage Contracts
(Millions of dollars)
2017	$51.5
2018	43.0
2019	37.5
2020	37.1
2021	23.0
Thereafter	35.0
Total	$227.1

Environmental Matters and Pipeline Safety - The operation of pipelines, plants and other facilities for the gathering, processing, transportation and storage of natural gas, NGLs, condensate, and other products is subject to numerous and complex laws and regulations pertaining to health, safety and the environment. As an owner and/or operator of these facilities, ONEOK Partners must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal, and other environmental matters. The cost of planning, designing, constructing and operating pipelines, plants and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements and the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on our or ONEOK Partners’ results of operations, financial condition or cash flows.

Legal Proceedings - Gas Index Pricing Litigation - As previously reported, ONEOK and its subsidiary, OESC, along with several other energy companies, are defending multiple lawsuits arising from alleged market manipulation or false reporting of natural gas prices to natural gas-index publications alleged to have occurred prior to 2003.

In November 2016, we settled the claims alleged against us and our affiliate OESC in Reorganized FLI. The amount we paid to settle this case is not material to our results of operations, financial position or cash flows and was paid with cash on hand.

In November 2016, we entered into an agreement to settle the claims alleged against us and our affiliates, OESC and Kansas Gas Marketing Company, in the following cases: Learjet, Arandell, Heartland and NewPage. The amount we agreed to pay to settle these cases is not material to our results of operations, financial position or cash flows and is expected to be paid with cash on hand.

The above settlements do not apply to the Sinclair case. We expect that future charges, if any, from the ultimate resolution of this matter will not be material to our results of operations, financial position or cash flows and is expected to be paid with cash on hand.

Other Legal Proceedings - We and ONEOK Partners are party to various other litigation matters and claims that have arisen in the normal course of our operations. While the results of these various other litigation matters and claims cannot be predicted with certainty, we believe the reasonably possible losses from such matters, individually and in the aggregate, are not material. Additionally, we believe the probable final outcome of such matters will not have a material adverse effect on our consolidated results of operations, financial position or cash flows.

ONE Gas Separation - In connection with the separation of ONE Gas, we entered into a Separation and Distribution Agreement with ONE Gas, which sets forth the agreements between us and ONE Gas regarding the principal transactions necessary to effect the separation, including cross-indemnities between us and ONE Gas. In general, we agreed to indemnify ONE Gas for any liabilities relating to our business following the separation, including ONEOK Partners and our energy services business, and ONE Gas agreed to indemnify us for liabilities relating to the natural gas distribution business. If a liability does not relate to either our remaining business or to ONE Gas, then we and ONE Gas will each be responsible for a portion of such liability.

Q.	DISCONTINUED OPERATIONS

Separation of ONE Gas - On January 31, 2014, we completed the separation of ONE Gas. ONE Gas consists of our former natural gas distribution business. ONEOK shareholders of record at the close of business on January 21, 2014, retained their shares of ONEOK stock and received one share of ONE Gas stock for every four shares of ONEOK stock owned in a transaction that was tax-free to ONEOK and its shareholders. We retained no ownership interest in ONE Gas. Excluding cash of ONE Gas at separation, the separation was accounted for as a noncash activity.

Wind Down of Energy Services Business - On March 31, 2014, we completed the wind down of our energy services business. We executed agreements in 2013 and the first quarter 2014 to release a significant portion of our nonaffiliated natural gas transportation and storage contracts to third parties that resulted in noncash charges, which are included in income (loss) from discontinued operations, net of tax, in our Consolidated Statements of Income.

The following table summarizes the change in our liability related to released capacity contracts for the period indicated:

	Years Ended December 31,
	2016	2015
	(Millions of dollars)
Beginning balance	$36.3	$73.8
Settlements	(19.9)	(38.5)
Accretion	0.5	1.0
Ending balance	$16.9	$36.3

We expect future cash payments associated with released transportation and storage capacity from the wind down of our former energy services business to total approximately $18 million, which consists of approximately $10 million paid in 2017, $4 million in 2018, $1 million in 2019, and $3 million during the period from 2020 through 2023.

Results of Operations of Discontinued Operations - The results of operations for our former natural gas distribution business and energy services business have been reported as discontinued operations for all periods presented. Income (loss) from discontinued operations, net of tax, in the Consolidated Statements of Income for the years ended December 31, 2016 and 2015, consists of accretion expense, net of tax benefit, on the released contracts for our former energy services business and certain tax-related adjustments. The table below provides selected financial information reported in discontinued operations in the Consolidated Statements of Income for the year ended December 31, 2014:

	Year Ended
	December 31, 2014
	Natural Gas Distribution		Energy Services	Total
	(Thousands of dollars)
Revenues	$287,249		$353,404	$640,653
Cost of sales and fuel (exclusive of items shown separately below)	190,893		364,648	555,541
Operating costs	60,847	(a)	5,051	65,898
Depreciation and amortization	11,035		319	11,354
Operating income (loss)	24,474		(16,614)	7,860
Other income (expense), net	(888)		(7)	(895)
Interest expense, net	(4,592)		(413)	(5,005)
Income tax benefit (expense)	(16,415)		8,848	(7,567)
Income (loss) from discontinued operations, net	$2,579		$(8,186)	$(5,607)
(a) - Includes approximately $23.0 million for the year ended December 31, 2014, of costs related to the ONE Gas separation.

Prior to the ONE Gas separation, natural gas sales and transportation and storage services provided to our former natural gas distribution business by ONEOK Partners were $7.5 million for the year ended December 31, 2014. Prior to February 1, 2014, these revenues and related costs were eliminated in consolidation. Beginning February 1, 2014, these revenues represent third-party transactions with ONE Gas and are not eliminated in consolidation for all periods presented, as such sales and services have continued subsequent to the separation and are expected to continue in future periods.

Prior to the completion of the energy services wind down, natural gas sales and transportation and storage services provided to our energy services business by ONEOK Partners were $46.0 million for the year ended December 31, 2014. While these transactions were eliminated in consolidation in previous periods, they are reflected now as affiliate transactions and are not eliminated in consolidation for all periods presented as these transactions have continued with third parties.

Statement of Financial Position of Discontinued Operations - At December 31, 2016 and 2015, assets and liabilities of discontinued operations in our Consolidated Balance Sheets relate primarily to deferred tax assets and capacity release obligations associated with our former energy services business.

R.    ACQUISITIONS

In November 2014, ONEOK Partners completed the acquisition of an 80 percent interest in WTLPG and a 100 percent interest in the Mesquite Pipeline for approximately $800 million from affiliates of Chevron Corporation, and ONEOK Partners became the operator of both pipelines. Financing to close this transaction came from available cash on hand and borrowings under its existing commercial paper program.

We accounted for the West Texas LPG acquisition as a business combination which, among other things, requires assets acquired and liabilities assumed to be measured at their acquisition-date fair values.

The final purchase price allocation and assessment of the fair value of the assets acquired as of the acquisition date were as follows:

(Thousands of dollars)
Cash	$13,839
Accounts receivable	9,132
Other current assets	3,369
Property, plant and equipment
Regulated	812,716
Nonregulated	157,643
Total property, plant and equipment	970,359
Total fair value of assets acquired	996,699

Accounts payable	(8,621)
Other liabilities	(10,867)
Total fair value of liabilities acquired	(19,488)

Less: Fair value of noncontrolling interest	(162,438)
Net assets acquired	814,773
Less: Cash received	(13,839)
Net cash paid for acquisition	$800,934

Beginning November 29, 2014, the results of operations for West Texas LPG are included in the Natural Gas Liquids segment. We consolidate WTLPG and have recorded noncontrolling interests in consolidated subsidiaries on our Consolidated Statements of Income and Consolidated Balance Sheets to recognize the portion of WTLPG that ONEOK Partners does not own. The portion of the assets and liabilities of WTLPG acquired attributable to noncontrolling interests was accounted for as noncash activity. The fair value of the noncontrolling interest of WTLPG was estimated by applying a market approach.

Revenues and earnings related to West Texas LPG have been included within our Consolidated Statements of Income since the acquisition date. Supplemental pro forma revenue and earnings reflecting this acquisition as if it had occurred as of January 1, 2014, are not materially different from the information presented in the accompanying Consolidated Statements of Income and are, therefore, not presented.

The limited partnership agreement of WTLPG provides that cash distributions to the partners are to be made on a pro rata basis according to each partner’s ownership interest. Cash distributions are equal to 100 percent of distributable cash as defined in the limited partnership agreement of WTLPG. Any changes to, or suspension of, the cash distributions from WTLPG requires the approval of a minimum of 90 percent of the ownership interest and a minimum of two general partners of WTLPG.

S.	SEGMENTS

Segment Descriptions - Our reportable business segments are based upon the following segments of ONEOK Partners:

•	the Natural Gas Gathering and Processing segment gathers, treats and processes natural gas;

•	the Natural Gas Liquids segment gathers, treats, fractionates and transports NGLs and stores, markets and distributes NGL products; and

•	the Natural Gas Pipelines segment operates regulated interstate and intrastate natural gas transmission pipelines and natural gas storage facilities.

Other and eliminations consist of the operating and leasing operations of our headquarters building and related parking facility and other amounts needed to reconcile our reportable segments to our consolidated financial statements.

Accounting Policies - The accounting policies of the segments are described in Note A. Our chief operating decision-maker reviews the financial performance of each of ONEOK Partners’ three segments, as well as our financial performance, on a regular basis. Beginning in 2016, adjusted EBITDA by segment is utilized in this evaluation. We believe this financial measure is useful to investors because it and similar measures are used by many companies in our industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate our financial performance and to compare financial performance among companies in our industry. Adjusted EBITDA for each segment is defined as net income adjusted for interest expense, depreciation and amortization, noncash impairment charges, income taxes, allowance for equity funds used during construction and other noncash items. This calculation may not be comparable with similarly titled measures of other companies. Prior period segment disclosures have been recast to reflect this change.

Intersegment and affiliate sales are recorded on the same basis as sales to unaffiliated customers and are discussed further in Note O. Revenues from sales and services provided by ONEOK Partners to our former natural gas distribution business prior to the separation, which were previously eliminated in consolidation, are now reported as sales to affiliated customers for the year ended December 31, 2014, and are no longer eliminated in consolidation. Revenues from sales and services provided by ONEOK Partners to our former natural gas distribution business after the separation are reported as sales to unaffiliated customers as these now represent third-party transactions.

Customers - The primary customers of the Natural Gas Gathering and Processing segment are crude oil and natural gas producers, which include both large integrated and independent exploration and production companies. The Natural Gas Liquids segment’s customers are primarily NGL and natural gas gathering and processing companies; large integrated and independent crude oil and natural gas production companies; propane distributors; ethanol producers; and petrochemical, refining and NGL marketing companies. The Natural Gas Pipelines segment’s customers are primarily local natural gas distribution companies, electric-generation companies, large industrial companies, municipalities, irrigation customers and marketing companies.

For each of the years ended December 31, 2016, 2015 and 2014, ONEOK Partners had no single customer from which it received 10 percent or more of our consolidated revenues.

Operating Segment Information - The following tables set forth certain selected financial information for our operating segments for the periods indicated:

Year Ended December 31, 2016	Natural Gas Gathering and Processing	Natural Gas Liquids (a)	Natural Gas Pipelines (b)	Total Segments
	(Thousands of dollars)
Sales to unaffiliated customers	$1,375,738	$7,168,983	$373,738	$8,918,459
Intersegment revenues	675,839	506,671	5,623	1,188,133
Total revenues	2,051,577	7,675,654	379,361	10,106,592
Cost of sales and fuel (exclusive of depreciation and items shown separately below)	(1,331,542)	(6,321,377)	(30,561)	(7,683,480)
Operating costs	(285,599)	(327,597)	(115,628)	(728,824)
Equity in net earnings from investments	10,742	54,513	74,435	139,690
Other	1,600	(1,574)	5,530	5,556
Segment adjusted EBITDA	$446,778	$1,079,619	$313,137	$1,839,534

Depreciation and amortization	$(178,548)	$(163,303)	$(46,718)	$(388,569)
Total assets	$5,320,666	$8,347,961	$1,946,318	$15,614,945
Capital expenditures	$410,485	$105,861	$96,274	$612,620
(a) - The Natural Gas Liquids segment has regulated and nonregulated operations. The Natural Gas Liquids segment’s regulated operations had revenues of $1.2 billion, of which $992.8 million related to sales within the segment, cost of sales and fuel of $458.7 million and operating income of $467.9 million.
(b) - The Natural Gas Pipelines segment has regulated and nonregulated operations. The Natural Gas Pipelines segment’s regulated operations had revenues of $238.7 million, cost of sales and fuel of $30.0 million and operating income of $100.8 million.

Year Ended December 31, 2016	Total Segments	Other and Eliminations	Total
	(Thousands of dollars)
Reconciliations of total segments to consolidated
Sales to unaffiliated customers	$8,918,459	$2,475	$8,920,934
Intersegment revenues	1,188,133	(1,188,133)	—
Total revenues	$10,106,592	$(1,185,658)	$8,920,934

Cost of sales and fuel (exclusive of depreciation and operating costs)	$(7,683,480)	$1,187,356	$(6,496,124)
Operating costs	$(728,824)	$(28,360)	$(757,184)
Depreciation and amortization	$(388,569)	$(3,016)	$(391,585)
Equity in net earnings from investments	$139,690	$—	$139,690
Total assets	$15,614,945	$523,806	$16,138,751
Capital expenditures	$612,620	$12,014	$624,634

Year Ended December 31, 2015	Natural Gas Gathering and Processing	Natural Gas Liquids (a)	Natural Gas Pipelines (b)	Total Segments
	(Thousands of dollars)
Sales to unaffiliated customers	$1,187,390	$6,248,002	$325,676	$7,761,068
Intersegment revenues	649,726	331,697	6,771	988,194
Total revenues	1,837,116	6,579,699	332,447	8,749,262
Cost of sales and fuel (exclusive of depreciation and items shown separately below)	(1,265,617)	(5,328,256)	(34,481)	(6,628,354)
Operating costs	(272,418)	(314,505)	(105,720)	(692,643)
Equity in net earnings from investments	17,863	38,696	68,741	125,300
Other	1,610	(3,342)	13,993	12,261
Segment adjusted EBITDA	$318,554	$972,292	$274,980	$1,565,826

Depreciation and amortization	$(150,008)	$(158,709)	$(43,479)	$(352,196)
Impairment of long-lived assets	$(73,681)	$(9,992)	$—	$(83,673)
Impairment of equity investments	$(180,583)	$—	$—	$(180,583)
Total assets	$5,123,450	$8,017,799	$1,851,857	$14,993,106
Capital expenditures	$887,938	$226,135	$58,215	$1,172,288
(a) - The Natural Gas Liquids segment has regulated and nonregulated operations. The Natural Gas Liquids segment’s regulated operations had revenues of $954.8 million, of which $770.1 million related to sales within the segment, cost of sales and fuel of $412.6 million and operating income of $306.9 million.
(b) - The Natural Gas Pipelines segment has regulated and nonregulated operations. The Natural Gas Pipelines segment’s regulated operations had revenues of $266.9 million, cost of sales and fuel of $31.1 million and operating income of $103.7 million.

Year Ended December 31, 2015	Total Segments	Other and Eliminations	Total
	(Thousands of dollars)
Reconciliations of total segments to consolidated
Sales to unaffiliated customers	$7,761,068	$2,138	$7,763,206
Intersegment revenues	988,194	(988,194)	—
Total revenues	$8,749,262	$(986,056)	$7,763,206

Cost of sales and fuel (exclusive of depreciation and operating costs)	$(6,628,354)	$987,302	$(5,641,052)
Operating costs	$(692,643)	$(688)	$(693,331)
Depreciation and amortization	$(352,196)	$(2,424)	$(354,620)
Impairment of long-lived assets	$(83,673)	$—	$(83,673)
Impairment of equity investments	$(180,583)	$—	$(180,583)
Equity in net earnings from investments	$125,300	$—	$125,300
Total assets	$14,993,106	$453,005	$15,446,111
Capital expenditures	$1,172,288	$16,024	$1,188,312

Year Ended December 31, 2014	Natural Gas Gathering and Processing	Natural Gas Liquids (a)	Natural Gas Pipelines (b)	Total Segments
	(Thousands of dollars)
Sales to unaffiliated customers	$1,478,729	$10,329,609	$329,801	$12,138,139
Sales to affiliated customers	41,214	—	12,312	53,526
Intersegment revenues	1,447,665	215,772	8,343	1,671,780
Total revenues	2,967,608	10,545,381	350,456	13,863,445
Cost of sales and fuel (exclusive of depreciation and items shown separately below)	(2,305,723)	(9,435,296)	(21,935)	(11,762,954)
Operating costs	(257,658)	(296,402)	(111,037)	(665,097)
Equity in net earnings from investments	20,271	27,326	69,818	117,415
Other	672	(87)	6,900	7,485
Segment adjusted EBITDA	$425,170	$840,922	$294,202	$1,560,294

Depreciation and amortization	$(123,847)	$(124,071)	$(43,318)	$(291,236)
Impairment of equity investments	$(76,412)	$—	$—	$(76,412)
Total assets	$4,911,283	$8,143,575	$1,835,884	$14,890,742
Capital expenditures	$898,896	$798,048	$42,991	$1,739,935
(a) - The Natural Gas Liquids segment has regulated and nonregulated operations. The Natural Gas Liquids segment’s regulated operations had revenues of $695.9 million, of which $598.1 million related to sales within the segment, cost of sales and fuel of $309.4 million and operating income of $196.1 million.
(b) - The Natural Gas Pipelines segment has regulated and nonregulated operations. The Natural Gas Pipelines segment’s regulated operations had revenues of $290.0 million, cost of sales and fuel of $47.7 million and operating income of $106.5 million.

Year Ended December 31, 2014	Total Segments	Other and Eliminations	Total
	(Thousands of dollars)
Reconciliations of total segments to consolidated
Sales to unaffiliated customers	$12,138,139	$3,426	$12,141,565
Sales to affiliated customers	53,526	—	53,526
Intersegment revenues	1,671,780	(1,671,780)	—
Total revenues	$13,863,445	$(1,668,354)	$12,195,091

Cost of sales and fuel (exclusive of depreciation and operating costs)	$(11,762,954)	$1,674,406	$(10,088,548)
Operating costs	$(665,097)	$(9,790)	$(674,887)
Depreciation and amortization	$(291,236)	$(3,448)	$(294,684)
Impairment of equity investments	$(76,412)	$—	$(76,412)
Equity in net earnings from investments	$117,415	$—	$117,415
Total assets	$14,890,742	$371,031	$15,261,773
Capital expenditures	$1,739,935	$39,215	$1,779,150

	Years Ended December 31,
(Unaudited)	2016	2015	2014
Reconciliation of net income to total segment adjusted EBITDA	(Thousands of dollars)
Net income from continuing operations	$745,550	$385,276	$668,715
Add:
Interest expense, net of capitalized interest	469,651	416,787	356,163
Depreciation and amortization	391,585	354,620	294,684
Income taxes	212,406	136,600	151,158
Impairment charges	—	264,256	76,412
Allowance for equity funds used during construction and other	20,342	8,287	13,162
Total segment adjusted EBITDA	$1,839,534	$1,565,826	$1,560,294

T.	QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year Ended December 31, 2016
	(Thousands of dollars except per share amounts)
Total revenues	$1,774,459	$2,134,107	$2,357,907	$2,654,461
Income from continuing operations	$175,911	$180,086	$194,792	$194,761
Income (loss) from discontinued operations, net of tax	$(952)	$(227)	$(576)	$(296)
Net income	$174,959	$179,859	$194,216	$194,465
Net income attributable to ONEOK	$83,446	$85,944	$92,144	$90,505
Earnings per share total
Basic	$0.40	$0.41	$0.44	$0.43
Diluted	$0.40	$0.40	$0.43	$0.43

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year Ended December 31, 2015
	(Thousands of dollars except per share amounts)
Total revenues	$1,805,306	$2,128,052	$1,898,946	$1,930,902
Income from continuing operations	$95,837	$151,020	$164,698	$(26,279)
Income (loss) from discontinued operations, net of tax	$(144)	$(140)	$(3,860)	$(1,937)
Net income	$95,693	$150,880	$160,838	$(28,216)
Net income attributable to ONEOK	$60,800	$76,505	$82,157	$25,515
Earnings per share total
Basic	$0.29	$0.36	$0.39	$0.13
Diluted	$0.29	$0.36	$0.39	$0.12

The fourth quarter 2015 includes noncash impairment charges of $264.3 million related to long-lived assets and equity investments.

U.	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

ONEOK and ONEOK Partners are issuers of certain public debt securities and have entered into certain other borrowing arrangements. Effective with the Merger Transaction that closed on June 30, 2017, we, ONEOK Partners and the Intermediate Partnership issued, to the extent not already in place, guarantees of the indebtedness of ONEOK and ONEOK Partners. The Intermediate Partnership holds all of ONEOK Partners’ partnership interests and equity in its subsidiaries, as well as a 50 percent interest in Northern Border Pipeline. In lieu of providing separate financial statements for each subsidiary issuer and guarantor, we have included the accompanying condensed consolidating financial statements based on Rule 3-10 of the SEC’s Regulation S-X. We have presented each of the parent and subsidiary issuers in separate columns in this single set of condensed consolidating financial statements.

For purposes of the following footnote:

•	we are referred to as “Parent Issuer and Guarantor”;

•	ONEOK Partners is referred to as “Subsidiary Issuer and Guarantor”;

•	the Intermediate Partnership is referred to as “Guarantor Subsidiary”; and

•	the “Non-Guarantor Subsidiaries” are all subsidiaries other than the Guarantor Subsidiary and Subsidiary Issuer and Guarantor.

The following unaudited supplemental condensed consolidating financial information is presented on an equity-method basis reflecting the separate accounts of ONEOK, ONEOK Partners and the Intermediate Partnership, the combined accounts of the Non-Guarantor Subsidiaries, the combined consolidating adjustments and eliminations, and our consolidated amounts for the periods indicated.

Condensed Consolidating Statements of Income

	Year Ending December 31, 2016
	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
	(Millions of dollars)
Revenues
Commodity sales	$—	$—	$—	$6,858.5	$—	$6,858.5
Services	—	—	—	2,064.3	(1.8)	2,062.5
Total revenues	—	—	—	8,922.8	(1.8)	8,921.0
Cost of sales and fuel (exclusive of items shown separately below)	—	—	—	6,496.1	—	6,496.1
Operating expenses	28.8	—	—	1,121.8	(1.8)	1,148.8
(Gain) loss on sale of assets	0.3	—	—	(9.9)	—	(9.6)
Operating income	(29.1)	—	—	1,314.8	—	1,285.7
Equity in net earnings from investments	1,063.9	1,066.8	1,066.8	69.7	(3,127.5)	139.7
Other income (expense), net	5.1	373.5	373.5	(2.8)	(747.0)	2.3
Interest expense, net	(102.9)	(373.5)	(373.5)	(366.8)	747.0	(469.7)
Income before income taxes	937.0	1,066.8	1,066.8	1,014.9	(3,127.5)	958.0
Income taxes	(199.0)	—	—	(13.4)	—	(212.4)
Income from continuing operations	738.0	1,066.8	1,066.8	1,001.5	(3,127.5)	745.6
Income (loss) from discontinued operations, net of tax	—	—	—	(2.1)	—	(2.1)
Net income	738.0	1,066.8	1,066.8	999.4	(3,127.5)	743.5
Less: Net income attributable to noncontrolling interests	386.0	—	—	5.5	—	391.5
Net income attributable to ONEOK	$352.0	$1,066.8	$1,066.8	$993.9	$(3,127.5)	$352.0

	Year Ending December 31, 2015
	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
	(Millions of dollars)
Revenues
Commodity sales	$—	$—	$—	$6,098.3	$—	$6,098.3
Services	—	—	—	1,669.8	(4.9)	1,664.9
Total revenues	—	—	—	7,768.1	(4.9)	7,763.2
Cost of sales and fuel (exclusive of items shown separately below)	—	—	—	5,641.1	—	5,641.1
Impairment of long-lived assets	—	—	—	83.7	—	83.7
Operating expenses	1.2	—	—	1,051.5	(4.9)	1,047.8
(Gain) loss on sale of assets	—	—	—	(5.6)	—	(5.6)
Operating income	(1.2)	—	—	997.4	—	996.2
Equity in net earnings from investments	583.8	589.5	589.5	58.4	(1,695.9)	125.3
Impairment of equity investments	—	—	—	(180.6)	—	(180.6)
Other income (expense), net	4.0	371.0	371.0	(6.2)	(742.0)	(2.2)
Interest expense, net	(85.1)	(371.0)	(371.0)	(331.7)	742.0	(416.8)
Income before income taxes	501.5	589.5	589.5	537.3	(1,695.9)	521.9
Income taxes	(130.7)	—	—	(5.9)	—	(136.6)
Income from continuing operations	370.8	589.5	589.5	531.4	(1,695.9)	385.3
Income (loss) from discontinued operations, net of tax	—	—	—	(6.1)	—	(6.1)
Net income	370.8	589.5	589.5	525.3	(1,695.9)	379.2
Less: Net income attributable to noncontrolling interests	125.8	—	—	8.4	—	134.2
Net income attributable to ONEOK	$245.0	$589.5	$589.5	$516.9	$(1,695.9)	$245.0

	Year Ending December 31, 2014
	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
	(Millions of dollars)
Revenues
Commodity sales	$—	$—	$—	$10,725.0	$—	$10,725.0
Services	—	—	—	1,480.6	(10.5)	1,470.1
Total revenues	—	—	—	12,205.6	(10.5)	12,195.1
Cost of sales and fuel (exclusive of items shown separately below)	—	—	—	10,088.5	—	10,088.5
Operating expenses	4.6	—	—	975.5	(10.5)	969.6
(Gain) loss on sale of assets	—	—	—	(6.6)	—	(6.6)
Operating income	(4.6)	—	—	1,148.2	—	1,143.6
Equity in net earnings from investments	904.8	910.3	910.3	47.6	(2,655.6)	117.4
Impairment of equity investments	—	—	—	(76.4)	—	(76.4)
Other income (expense), net	(17.5)	331.7	331.7	9.0	(663.4)	(8.5)
Interest expense	(83.7)	(331.7)	(331.7)	(272.5)	663.4	(356.2)
Income before income taxes	799.0	910.3	910.3	855.9	(2,655.6)	819.9
Income taxes	(136.9)	—	—	(14.3)	—	(151.2)
Income from continuing operations	662.1	910.3	910.3	841.6	(2,655.6)	668.7
Income (loss) from discontinued operations, net of tax	—	—	—	(5.6)	—	(5.6)
Net income	662.1	910.3	910.3	836.0	(2,655.6)	663.1
Less: Net income attributable to noncontrolling interests	348.0	—	—	1.0	—	349.0
Net income attributable to ONEOK	$314.1	$910.3	$910.3	$835.0	$(2,655.6)	$314.1

Condensed Consolidating Statements of Comprehensive Income

	Year Ending December 31, 2016
	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
	(Millions of dollars)
Net income	$738.0	$1,066.8	$1,066.8	$999.4	$(3,127.5)	$743.5
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on derivatives, net of tax	—	(35.8)	(78.5)	(108.8)	192.8	(30.3)
Realized (gains) losses on derivatives in net income, net of tax	2.1	(10.7)	(26.4)	(33.4)	61.4	(7.0)
Change in pension and postretirement benefit plan liability, net of tax	(16.7)	—	—	—	—	(16.7)
Other comprehensive income (loss) on investments in unconsolidated affiliates, net of tax	—	(1.8)	(1.8)	(3.3)	5.4	(1.5)
Total other comprehensive income (loss)	(14.6)	(48.3)	(106.7)	(145.5)	259.6	(55.5)
Comprehensive income	723.4	1,018.5	960.1	853.9	(2,867.9)	688.0
Less: Comprehensive income attributable to noncontrolling interests	357.6	—	—	5.5	—	363.1
Comprehensive income attributable to ONEOK	$365.8	$1,018.5	$960.1	$848.4	$(2,867.9)	$324.9

	Year Ending December 31, 2015
	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
	(Millions of dollars)
Net income	$370.8	$589.5	$589.5	$525.3	$(1,695.9)	$379.2
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on derivatives, net of tax	—	47.5	70.1	111.5	(187.7)	41.4
Realized (gains) losses on derivatives in net income, net of tax	2.1	(67.0)	(81.1)	(137.9)	229.2	(54.7)
Unrealized holding gains (losses) on available-for-sale securities, net of tax	—	—	—	(1.0)	—	(1.0)
Change in pension and postretirement benefit plan liability, net of tax	15.4	—	—	—	—	15.4
Other comprehensive income (loss) on investments in unconsolidated affiliates, net of tax	—	(1.9)	(1.9)	(3.5)	5.7	(1.6)
Total other comprehensive income (loss)	17.5	(21.4)	(12.9)	(30.9)	47.2	(0.5)
Comprehensive income	388.3	568.1	576.6	494.4	(1,648.7)	378.7
Less: Comprehensive income attributable to noncontrolling interests	116.2	—	—	8.4	—	124.6
Comprehensive income attributable to ONEOK	$272.1	$568.1	$576.6	$486.0	$(1,648.7)	$254.1

	Year Ending December 31, 2014
	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
	(Millions of dollars)
Net income	$662.1	$910.3	$910.3	$836.0	$(2,655.6)	$663.1
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on derivatives, net of tax	—	(64.6)	32.4	(25.9)	(0.2)	(58.3)
Realized (gains) losses on derivatives in net income, net of tax	6.8	31.6	21.1	69.6	(87.4)	41.7
Unrealized holding gains (losses) on available-for-sale securities, net of tax	—	—	—	0.1	—	0.1
Change in pension and postretirement benefit plan liability, net of tax	(23.7)	—	—	—	—	(23.7)
Total other comprehensive income (loss)	(16.9)	(33.0)	53.5	43.8	(87.6)	(40.2)
Comprehensive income	645.2	877.3	963.8	879.8	(2,743.2)	622.9
Less: Comprehensive income attributable to noncontrolling interests	325.6	—	—	1.0	—	326.6
Comprehensive income attributable to ONEOK	$319.6	$877.3	$963.8	$878.8	$(2,743.2)	$296.3

Condensed Consolidating Balance Sheets

	December 31, 2016
	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
Assets	(Millions of dollars)
Current assets
Cash and cash equivalents	$248.5	$—	$0.4	$—	$—	$248.9
Accounts receivable, net	—	—	—	872.4	—	872.4
Materials and supplies	—	—	—	60.9	—	60.9
Natural gas and natural gas liquids in storage	—	—	—	140.0	—	140.0
Other current assets	7.2	—	—	99.7	—	106.9
Assets of discontinued operations	—	—	—	0.6	—	0.6
Total current assets	255.7	—	0.4	1,173.6	—	1,429.7
Property, plant and equipment
Property, plant and equipment	139.8	—	—	14,938.7	—	15,078.5
Accumulated depreciation and amortization	90.4	—	—	2,416.7	—	2,507.1
Net property, plant and equipment	49.4	—	—	12,522.0	—	12,571.4
Investments and other assets
Investments	2,931.9	3,222.1	6,805.4	631.1	(12,631.7)	958.8
Intercompany notes receivable	205.2	10,615.0	7,031.3	—	(17,851.5)	—
Goodwill and intangible assets	—	—	—	1,005.4	—	1,005.4
Other assets	103.4	47.5	—	12.1	—	163.0
Assets of discontinued operations	—	—	—	10.5	—	10.5
Total investments and other assets	3,240.5	13,884.6	13,836.7	1,659.1	(30,483.2)	2,137.7
Total assets	$3,545.6	$13,884.6	$13,837.1	$15,354.7	$(30,483.2)	$16,138.8
Liabilities and equity
Current liabilities
Current maturities of long-term debt	$3.0	$400.0	$—	$7.7	$—	$410.7
Short-term borrowings	—	1,110.3	—	—	—	1,110.3
Accounts payable	13.0	—	—	861.7	—	874.7
Commodity imbalances	—	—	—	142.6	—	142.6
Accrued interest	25.4	87.1	—	—	—	112.5
Other current liabilities	19.3	12.8	—	134.1	—	166.2
Liabilities of discontinued operations	—	—	—	19.8	—	19.8
Total current liabilities	60.7	1,610.2	—	1,165.9	—	2,836.8

Intercompany debt	—	—	10,615.0	7,236.5	(17,851.5)	—

Long-term debt, excluding current maturities	1,628.7	6,254.7	—	36.6	—	7,920.0

Deferred credits and other liabilities	1,667.5	—	—	285.6	—	1,953.1

Commitments and contingencies

Equity
Equity excluding noncontrolling interests in consolidated subsidiaries	188.7	6,019.7	3,222.1	6,472.0	(15,713.8)	188.7
Noncontrolling interests in consolidated subsidiaries	—	—	—	158.1	3,082.1	3,240.2
Total equity	188.7	6,019.7	3,222.1	6,630.1	(12,631.7)	3,428.9
Total liabilities and equity	$3,545.6	$13,884.6	$13,837.1	$15,354.7	$(30,483.2)	$16,138.8

	December 31, 2015
	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
Assets	(Millions of dollars)
Current assets
Cash and cash equivalents	$92.5	$—	$5.1	$—	$—	$97.6
Accounts receivable, net	—	—	—	594.0	—	594.0
Materials and supplies	—	—	—	76.7	—	76.7
Natural gas and natural gas liquids in storage	—	—	—	128.1	—	128.1
Other current assets	6.7	4.1	—	67.8	—	78.6
Assets of discontinued operations	—	—	—	0.2	—	0.2
Total current assets	99.2	4.1	5.1	866.8	—	975.2
Property, plant and equipment
Property, plant and equipment	141.3	—	—	14,389.2	—	14,530.5
Accumulated depreciation and amortization	84.0	—	—	2,072.5	—	2,156.5
Net property, plant and equipment	57.3	—	—	12,316.7	—	12,374.0
Investments and other assets
Investments	3,062.0	3,594.0	5,952.0	585.8	(12,245.6)	948.2
Intercompany notes receivable	137.2	10,144.9	7,781.8	—	(18,063.9)	—
Goodwill and intangible assets	—	—	—	1,017.3	—	1,017.3
Other assets	99.1	—	—	13.5	—	112.6
Assets of discontinued operations	—	—	—	18.8	—	18.8
Total investments and other assets	3,298.3	13,738.9	13,733.8	1,635.4	(30,309.5)	2,096.9
Total assets	$3,454.8	$13,743.0	$13,738.9	$14,818.9	$(30,309.5)	$15,446.1
Liabilities and equity
Current liabilities
Current maturities of long-term debt	$3.0	$100.0	$—	$7.7	$—	$110.7
Short-term borrowings	—	546.3	—	—	—	546.3
Accounts payable	9.0	—	—	607.0	—	616.0
Commodity imbalances	—	—	—	74.5	—	74.5
Accrued interest	26.4	102.6	—	—	—	129.0
Other current liabilities	15.7	9.9	—	107.0	—	132.6
Liabilities of discontinued operations	—	—	—	29.2	—	29.2
Total current liabilities	54.1	758.8	—	825.4	—	1,638.3

Intercompany debt	—	—	10,144.9	7,919.0	(18,063.9)	—

Long-term debt, excluding current maturities	1,628.3	6,651.0	—	44.3	—	8,323.6

Deferred credits and other liabilities	1,436.6	—	—	281.3	—	1,717.9

Commitments and contingencies

Equity
Equity excluding noncontrolling interests in consolidated subsidiaries	335.8	6,333.2	3,594.0	5,584.8	(15,512.0)	335.8
Noncontrolling interests in consolidated subsidiaries	—	—	—	164.1	3,266.4	3,430.5
Total equity	335.8	6,333.2	3,594.0	5,748.9	(12,245.6)	3,766.3
Total liabilities and equity	$3,454.8	$13,743.0	$13,738.9	$14,818.9	$(30,309.5)	$15,446.1

Condensed Consolidating Statements of Cash Flows

	Year Ending December 31, 2016
	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
	(Millions of dollars)
Operating activities
Cash provided by operating activities	$715.3	$1,334.5	$70.0	$1,353.9	$(2,122.1)	$1,351.6
Investing activities
Capital expenditures	(0.2)	—	—	(624.4)	—	(624.6)
Other investing activities	—	—	34.9	(25.7)	—	9.2
Cash provided by (used in) investing activities	(0.2)	—	34.9	(650.1)	—	(615.4)
Financing activities
Dividends paid	(517.6)	(1,332.0)	(1,332.0)	—	2,664.0	(517.6)
Distributions to noncontrolling interests	—	—	—	(7.5)	(541.9)	(549.4)
Intercompany borrowings (advances), net	(63.1)	(470.8)	1,222.4	(688.5)	—	—
Borrowing (repayment) of short-term borrowings, net	—	563.9	—	—	—	563.9
Issuance of long-term debt, net of discounts	—	1,000.0	—	—	—	1,000.0
Debt financing costs	—	(2.8)	—	—	—	(2.8)
Repayment of long-term debt	(0.3)	(1,100.0)	—	(7.7)	—	(1,108.0)
Issuance of common stock	22.0	—	—	—	—	22.0
Other	—	7.2	—	(0.1)	—	7.1
Cash used in financing activities	(559.0)	(1,334.5)	(109.6)	(703.8)	2,122.1	(584.8)
Change in cash and cash equivalents	156.1	—	(4.7)	—	—	151.4
Change in cash and cash equivalents included in discontinued operations	(0.1)	—	—	—	—	(0.1)
Change in cash and cash equivalents included in continuing operations	156.0	—	(4.7)	—	—	151.3
Cash and cash equivalents at beginning of period	92.5	—	5.1	—	—	97.6
Cash and cash equivalents at end of period	$248.5	$—	$0.4	$—	$—	$248.9

	Year Ending December 31, 2015
	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
	(Millions of dollars)
Operating activities
Cash provided by operating activities	$634.5	$1,196.7	$66.9	$1,045.7	$(1,936.8)	$1,007.0
Investing activities
Capital expenditures	(0.1)	—	—	(1,188.2)	—	(1,188.3)
Contributions to investments	(671.0)	—	—	(27.5)	671.0	(27.5)
Other investing activities	—	—	24.1	1.0	—	25.1
Cash provided by (used in) investing activities	(671.1)	—	24.1	(1,214.7)	671.0	(1,190.7)
Financing activities
Dividends paid	(509.2)	(1,230.5)	(1,230.5)	—	2,461.0	(509.2)
Distributions to noncontrolling interests	—	—	—	(11.7)	(524.2)	(535.9)
Intercompany borrowings (advances), net	4.6	(1,295.1)	1,102.1	188.4	—	—
Borrowing (repayment) of short-term borrowings, net	—	(509.0)	—	—	—	(509.0)
Issuance of long-term debt, net of discounts	492.6	798.9	—	—	—	1,291.5
Debt financing costs	(9.8)	(7.7)	—	—	—	(17.5)
Repayment of long-term debt	(0.1)	—	—	(7.7)	—	(7.8)
Issuance of common stock	20.7	—	—	—	—	20.7
Issuance of common units, net of issuance costs	—	1,025.7	—	—	(650.0)	375.7
Contribution from general partner	—	21.0	—	—	(21.0)	—
Cash provided by (used) in financing activities	(1.2)	(1,196.7)	(128.4)	169.0	1,265.8	108.5
Change in cash and cash equivalents	(37.8)	—	(37.4)	—	—	(75.2)
Cash and cash equivalents at beginning of period	130.3	—	42.5	—	—	172.8
Cash and cash equivalents at end of period	$92.5	$—	$5.1	$—	$—	$97.6

	Year Ending December 31, 2014
	Parent Issuer & Guarantor	Subsidiary Issuer & Guarantor	Guarantor Subsidiary	Combined Non-Guarantor Subsidiaries	Consolidating Entries	Total
	(Millions of dollars)
Operating activities
Cash provided by operating activities	$461.9	$1,155.7	$69.8	$1,255.7	$(1,657.5)	$1,285.6
Investing activities
Capital expenditures	(2.6)	—	—	(1,776.6)	—	(1,779.2)
Contributions to investments	(23.3)	—	—	(1.0)	23.3	(1.0)
Other investing activities	—	—	17.7	(803.7)	—	(786.0)
Cash provided by (used in) investing activities	(25.9)	—	17.7	(2,581.3)	23.3	(2,566.2)
Financing activities
Dividends paid	(443.8)	(1,052.2)	(1,052.2)	—	2,104.4	(443.8)
Distributions to noncontrolling interests	—	—	—	(0.6)	(446.9)	(447.5)
Intercompany borrowings (advances), net	1,220.9	(2,295.2)	872.7	201.6	—	—
Borrowing (repayment) of short-term borrowings, net	(564.5)	1,055.3	—	—	—	490.8
Issuance of ONE Gas debt, net of discounts	—	—	—	1,200.0	—	1,200.0
ONE Gas long-term debt financing costs	—	—	—	(9.7)	—	(9.7)
Cash of ONE Gas at separation	—	—	—	(60.0)	—	(60.0)
Repayment of long-term debt	(552.0)	—	—	(5.7)	—	(557.7)
Issuance of common stock	19.2	—	—	—	—	19.2
Issuance of common units, net of issuance costs	—	1,113.1	—	—	—	1,113.1
Contribution from general partner	—	23.3	—	—	(23.3)	—
Cash provided by (used in) financing activities	(320.2)	(1,155.7)	(179.5)	1,325.6	1,634.2	1,304.4
Change in cash and cash equivalents	115.8	—	(92.0)	—	—	23.8
Change in cash and cash equivalents included in discontinued operations	3.4	—	—	—	—	3.4
Change in cash and cash equivalents included in continuing operations	119.2	—	(92.0)	—	—	27.2
Cash and cash equivalents at beginning of period	11.1	—	134.5	—	—	145.6
Cash and cash equivalents at end of period	$130.3	$—	$42.5	$—	$—	$172.8